EXHIBIT 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTORY OVERVIEW

Martin Marietta Materials, Inc., (the “Corporation” or “Martin Marietta”) is engaged principally in the building materials business, providing products used for the construction of infrastructure, nonresidential and residential building projects, including aggregates, cement (Portland and specialty cement), ready mixed concrete and asphalt.  These products as well as paving operations, are sold and shipped from a network of more than 275 aggregates quarries and yards, two cement plants, five cement distribution facilities and more than 150 ready mixed concrete and asphalt plants to customers in 29 states, Canada, the Bahamas and the Caribbean Islands. The aggregates product line includes crushed stone, sand and gravel and is also used for railroad ballast, and in agricultural, utility and environmental applications. The aggregates, cement, ready mixed concrete and asphalt and paving product lines are reported collectively as the “Building Materials business”. Effective January 1, 2017, the Corporation reorganized the operations and management reporting structure of its Texas-based aggregates, ready mixed concrete and cement product lines, resulting in a change to its reportable segments.  The Corporation currently conducts its Building Materials business through three reportable business segments: Mid-America Group, Southeast Group and West Group. The Mid-America Group operates in Indiana, Iowa, northern Kansas, Kentucky, Maryland, Minnesota, Missouri, eastern Nebraska, North Carolina, Ohio, South Carolina, Virginia, Washington and West Virginia. The Southeast Group has operations in Alabama, Florida, Georgia, Tennessee, Nova Scotia and the Bahamas. The West Group operates in Arkansas, Colorado, southern Kansas, Louisiana, western Nebraska, Nevada, Oklahoma, Texas, Utah and Wyoming. The following states accounted for 75% of the Building Materials business’ 2016 net sales: Texas, Colorado, North Carolina, Iowa and Georgia.

The Magnesia Specialties segment, with production facilities in Ohio and Michigan, produces magnesia-based chemicals products used in industrial, agricultural and environmental applications, and dolomitic lime sold primarily to customers in the steel industry. The Corporation’s consolidated net sales and operating earnings are predominately derived from its Building Materials business, which mines and processes granite, limestone, sand and gravel and also includes cement, ready mixed concrete and asphalt and paving operations.

The Corporation’s primary objective is to maximize long-term shareholder return by remaining disciplined in the pursuit of strategic growth and earnings objectives.  Management executes its commitment to this overarching goal through the Corporation’s core foundational pillars as follows:

•	Safety – protecting the well-being of all who come in contact with the Corporation’s business and achieving world-class safety measures
•	Ethics – conducting business in compliance with applicable laws, rules, regulations and the highest ethical values
•

Sustainability – reflecting all aspects of good corporate citizenship by being responsible neighbors and supporting local communities; and protecting the Earth’s resources and minimizing the operations’ environmental impact

•	Operational Excellence – executing the Corporation’s strategic growth plan, sustaining its competitive advantages and committing to its core competencies
•	Cost Discipline – increasing earnings through portfolio optimization and capital allocation
•	Customer Satisfaction – maintaining positive customer relationships and being selected as the supplier of choice

Consolidated Strategic Objectives

The Corporation views its strategic objectives through the lens of building on the foundation of a world-class organization. Consistent with this premise, the Corporation’s Board of Directors and management continue to assess business combinations and arrangements with other companies engaged in similar or complementary businesses that increase the Corporation’s presence in its strategic businesses or provide new opportunities in markets that the Corporation views as attractive.  In the opinion of management, attractive aggregates markets exhibit population growth or population density, drivers of construction materials consumption and large-scale infrastructure networks; business and employment diversity, a driver of greater economic stability; and superior state financial position, a driver of public infrastructure growth. With further economic recovery, management anticipates the number of acquisition opportunities should increase as sellers view options for monetizing improving earnings.

In light of these objectives, management intends to emphasize, among other things, the following strategic, financial and operational initiatives in 2017:

Strategic:

•

Pursuing aggregates-led expansion through acquisitions that complement existing operations (i.e., bolt-on acquisitions) and acquisitions that provide leadership positions in new markets or similar product lines (i.e., platform acquisitions)

•	Leveraging the Corporation’s competitive advantage from the Corporation’s long-haul distribution network
•	Optimizing the Corporation’s current asset base to continue to enhance long-term shareholder value
•	Realizing incremental value from possible divestiture of identified non-strategic or surplus assets
•	Increasing the percentage of markets where the Corporation has a leading position

Financial:

•	Maintaining the Corporation’s strong financial position while advancing strategic objectives
•

Maintaining the incremental gross margin (excluding freight and delivery revenues) of the aggregates product line at management’s targeted goal of an average of 60% over the course of recovery in the business cycle, including recovery in the southeastern U.S. markets

•	Maximizing return on invested capital consistent with the successful long-term operation of the Corporation’s business
•	Returning cash to shareholders through meaningful and sustainable dividends and share repurchases

Operational:

•	Continuing to focus on sustainability practices, including improved safety performance
•	Maintaining a focus on functional excellence leading to cost discipline and operational efficiencies
•	Investing in value-added growth initiatives and successfully integrating them with the Corporation’s heritage operations
•	Using best practices and information technology to drive improved cost performance
•	Ensuring quality products are available in high-growth markets
•	Sustaining the industry differentiating performance and operating results of the Magnesia Specialties segment

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

2016 Performance Highlights

Operating Results:

•	Record earnings per diluted share of $6.63
•	Record net earnings attributable to Martin Marietta of $425 million, an increase of 47%
•	Record consolidated earnings before interest expense, income taxes, depreciation, depletion and amortization (“EBITDA”) of $971.6 million
•	Return on shareholders’ equity of 10.4%
•	Total shareholders’ return of 64%
•	Aggregates product line pricing increase of 7.3% and volume growth of 1.4%, both compared with 2015
•	Record Magnesia Specialties’ net sales of $238.0 million and earnings from operations of $79.3 million
•	Effective management of controllable production costs, as evidenced by a 330-basis-point improvement in consolidated gross margin (excluding freight and delivery revenues) over 2015
•	Selling, general and administrative (“SG&A”) expenses of 6.8% as a percentage of net sales

Cash Flows:

•	Operating cash flow of $689.2 million, up 18.7% over 2015
•	Return of $364.2 million of cash to shareholders through share repurchases ($259.2 million) and dividends ($105.0 million)
•

Ratio of consolidated net debt-to-consolidated EBITDA of 1.7 times for the trailing-twelve months ended December 31, 2016, calculated as prescribed in the Corporation’s bank credit agreements and was in compliance with the covenant maximum of 3.5 times

•

Property, plant and equipment additions for the year were $403.5 million; cash paid during the year for capital additions was $387.3 million; capital plan focused on maintaining safe, environmentally-sound operations and increasing operating efficiencies along with a continuing investment in land with long-term mineral reserves to serve high-growth markets

Operations:

•	Issued the Corporation’s Sustainability Report, highlighting the Corporation’s continuing commitment to sustainability as a core business value:
-	Unwavering commitment to safety
-	Continued to support the communities where the Corporation operates
-	Remained committed to being responsible environmental stewards to reduce the environmental impact of the Corporation’s operations
-	Committed to employee well-being by providing first-class benefits, including, but not limited to, employee disaster relief assistance, education assistance and scholarships
•	Completed two strategic acquisitions:
─	Rocky Mountain Materials – expanded the Corporation’s position along the Front Range of the Rocky Mountains; provided more than 500 million tons of high-quality aggregates reserves
─

Ratliff Ready Mix – buyout of remaining interest in ready mixed concrete company that serves the I-35 corridor between Dallas and Austin; enhanced market position and provided additional vertical integration benefits with existing cement operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Building Materials Business

In 2016, the Building Materials business shipped 158.6 million tons of aggregates from a network of nearly 300 aggregates quarries and distribution yards in 26 states, Canada and the Bahamas. These shipments included 10.4 million tons internally consumed by the business’ other product lines.  The Corporation shipped 3.5 million tons of cement, consisting of 2.3 million tons to external customers in five states and 1.2 million tons for internal use in its ready mixed concrete product line. The Corporation also shipped 8.5 million cubic yards of ready mixed concrete from approximately 150 plants primarily located in the high-growth states of Texas and Colorado.  The asphalt operations shipped 1.0 million tons of asphalt and additionally used 2.1 million tons of asphalt in paving operations.  While the Building Materials business covers a wide geographic area, financial results depend on the strength of the local economies because of the cost of transportation relative to the price of the products. The Building Materials business’ top five sales-generating states – Texas, Colorado, North Carolina, Iowa and Georgia – accounted for 75% of its 2016 net sales by state of destination, while the top ten sales-generating states accounted for 88% of its 2016 net sales. Management closely monitors economic conditions and public infrastructure spending in the market areas in the states where the Corporation’s operations are located. Further, supply and demand conditions in these states affect their respective profitability.

At December 31, 2016, the Building Materials business was organized as follows:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

The construction aggregates industry is a mature, cyclical business dependent on activity within the construction marketplace. In 2016, the Corporation’s aggregates product line shipments increased 1.4% compared with 2015.  The Corporation’s aggregates product line shipments have increased each of the past five years, reflecting degrees of stability and modest growth.  However, aggregates volumes are still below historically normal levels.  Prior to 2011, the economic recession resulted in United States aggregates consumption declining by almost 40% from peak volumes in 2006.

Aggregates Product Line

As mentioned earlier, the principal end-use markets of the aggregates industry are public infrastructure (i.e., highways; streets; roads; bridges; and schools); nonresidential construction (i.e., manufacturing and distribution facilities; industrial complexes; office buildings; large retailers and wholesalers; and malls); and residential construction (i.e., subdivision development; and single- and multi-family housing). Aggregates products are also used in the railroad, agricultural, utility and environmental industries. Ballast is an aggregates product used to stabilize railroad track beds and, increasingly, concrete rail ties are being used as a substitute for wooden ties. Agricultural lime, a high-calcium carbonate material, is used as a supplement in animal feed, a soil acidity neutralizer and agricultural growth enhancer. High-calcium limestone is used as filler in glass, plastic, paint, rubber, adhesives, grease and paper. Chemical-grade, high-calcium limestone is used as a desulfurization material in utility plants. Stone is used as a stabilizing material to control erosion caused by water runoff or at ocean beaches, inlets, rivers and streams.  The following presents the end-use distribution of aggregates product line shipments:

End-use markets respond to changing economic conditions in different ways.  Public infrastructure construction has historically been more stable than nonresidential and residential construction due to typically stable and predictable funding from federal, state and local governments, with approximately half from the federal government and half from state and local governments.  However, after uncertainty regarding the solvency of the Highway Bill in 2014, the Corporation experienced a slight retraction in aggregates shipments to the infrastructure end-use market. After a decade of 36 short-term funding provisions, a five-year, $305 billion highway bill, Fixing America’s Surface Transportation Act (“FAST Act” or “Act”), was signed into law on December 4, 2015.  Funding for the FAST Act will primarily be secured through gas tax collections and will enable states to purchase and use an estimated additional 114 million tons of aggregates over the life of the Act.  Over the past 24 months, many states have taken on a significantly larger role in funding infrastructure investment, including initiating special-purpose taxes and raising gas taxes. Overall, the infrastructure market accounted for 39% of the Corporation’s 2016 aggregates product line shipments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Nonresidential and residential construction levels are interest rate-sensitive and typically move in direct correlation with economic cycles.  The Dodge Momentum Index, a twelve-month leading indicator of construction spending for nonresidential building compiled by McGraw Hill Construction and where the year 2000 serves as an index basis of 100, remained strong and was at an eight-year high of 136.7 in December 2016, a 9% increase over prior year, signaling continued growth in nonresidential construction.  Housing starts, a key indicator for residential construction activity, continued to show year-over-year improvement.  While starts exceeded one million in 2016, they still remain below the 50-year historical annual average of 1.5 million units.  That said, the Corporation expects to continue to experience gains in the residential market.  Importantly, 2016 housing starts exceeded completions, a trend expected to continue in 2017.

Cement Product Line

The cement product line includes a leading position in the Texas cement markets, with production facilities in Midlothian, Texas, south of Dallas-Fort Worth, and Hunter, Texas, north of San Antonio.  These plants produce Portland and specialty cements and have a combined annual capacity of 4.5 million tons, as well as a current permit that provides an 800,000-ton-expansion opportunity at the Midlothian plant.  In addition to the production facilities, the Corporation operates several cement distribution terminals.  The Corporation owns more than 600 million tons of limestone reserves adjacent to its cement production plants.  Calcium carbonate in the form of limestone is the principal raw material used in the production of cement.

Similar to the aggregates, ready mixed concrete and asphalt and paving product lines; cement is used in infrastructure projects; nonresidential and residential construction; and railroad, aggregates, utility and environmental industries.  Further, cement is the basic binding agent for concrete, a primary construction material.  Consequently, the cement industry is cyclical and dependent on the strength of the construction sector.  The Portland Cement Association (“PCA”) forecasts a 3% increase in demand in Texas in 2017 over 2016.  The cement and ready mixed concrete operations’ leadership, in collaboration with the aggregates team, has developed strategic plans regarding interplant efficiencies, as well as tactical plans addressing plant utilization and efficiency.  In 2016, the cement plants operated on average at 76% utilization.

Energy, including electricity and fossil fuels, accounts for 22% of the cement production cost profile. Therefore, profitability of the Cement business is affected by changes in energy prices and the available supply of these products.  The Corporation currently has fixed-price supply contracts for coal but also consumes natural gas, diesel and alternative fuels and petroleum coke. Further, profitability of the cement product line is also subject to kiln maintenance.  This process typically requires a plant to be shut down for a period of time as repairs are made.  In 2016, the cement product line incurred kiln maintenance costs of $20.9 million.

Ready Mixed Concrete and Asphalt and Paving Product Lines

The ready mixed concrete and asphalt and paving operations have inherently lower gross margins (excluding freight and delivery revenues) than the aggregates and cement product lines. Market dynamics for these operations include a highly competitive environment and lower barriers to entry. Liquid asphalt, or bitumen, and cement are key raw materials in the production of hot mix asphalt and ready mixed concrete, respectively. Therefore, fluctuations in prices for these raw materials directly affect the Corporation’s operating results.  Liquid asphalt prices in 2016 were lower than in 2015, but may not always follow other energy products (e.g., oil or diesel fuel) because of complexities in the refining process which converts a barrel of oil into other fuels and petrochemical products.  Shipments of ready mixed concrete and asphalt products typically follow construction aggregates trends.

Magnesia Specialties Business

The Magnesia Specialties business produces and sells dolomitic lime from its Woodville, Ohio facility and magnesia-based chemicals from its Manistee, Michigan facility.  In 2016, this business achieved record net sales, gross profit and earnings from operations of $238.0 million, $89.5 million and $79.1 million, respectively. The dolomitic lime

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

business, which represented 30% of Magnesia Specialties’ 2016 net sales, is dependent on the steel industry and operating results are affected by cyclical changes in that industry. The dolomitic lime business runs most profitably at 70% or greater steel capacity utilization; domestic capacity utilization averaged 71% in 2016. The chemical products business focuses on higher-margin specialty chemicals that can be produced at volumes that support efficient operations.

A significant portion of costs related to the production of dolomitic lime and magnesia chemical products is of a fixed or semi-fixed nature. The production of dolomitic lime and certain magnesia chemical products also requires the use of natural gas, coal and petroleum coke. Therefore, fluctuations in their pricing directly affect operating results. The Corporation has fixed-price supply contracts for natural gas, coal and petroleum coke to help mitigate this risk. For 2016, the Corporation’s average cost per MCF (thousand cubic feet) for natural gas decreased 25% from 2015.

Liquidity and Capital Allocation

The Corporation’s cash flows are generated primarily from operations. Operating cash flows generally fund working capital needs, capital expenditures, dividends, share repurchases and smaller acquisitions.  The Corporation has capital allocation priorities in the following order:

•	Acquisitions – execution of strategic growth plan
•	Organic capital investment – above-maintenance level of capital spending expected over next five years
•	Return of cash to shareholders:
o	Dividends – increased quarterly cash dividend 5% to $0.42 in August 2016
o	Share repurchases – initial authorization of 20.0 million shares; 15.1 million shares remaining

During 2016, the Corporation generated operating cash flow of $689 million.  Significant uses of cash during the year included $387 million for capital expenditures (additions for the year were $404 million), $179 million for acquisitions, $105 million for dividends, $259 million for repurchases of the Corporation’s common stock and $45 million for pension plan contributions.

Cash and cash equivalents on hand of $50 million at December 31, 2016, along with the Corporation’s projected internal cash flows and its available financing resources, including access to debt and equity markets, as needed, is expected to continue to be sufficient to provide the capital resources necessary to support anticipated operating needs, cover debt service requirements, satisfy non-cancelable agreements, meet capital expenditures and discretionary investment needs, fund certain acquisition opportunities that may arise and allow for payment of dividends for the foreseeable future. The Corporation has a $300 million trade receivable securitization facility (the “Trade Receivable Facility”). The Corporation also has a $700 million five-year senior unsecured revolving facility (the “Revolving Facility”) with a syndicate of banks.  At December 31, 2016, the Corporation had combined unused borrowing capacity of $658 million under the Trade Receivable Facility and Revolving Facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

FINANCIAL OVERVIEW

Highlights of 2016 Financial Performance (all comparisons are versus 2015)

•	Record earnings per diluted share of $6.63 compared with $4.29
•	Record net earnings attributable to Martin Marietta of $425.4 million, an increase of 47%
•	Record consolidated EBITDA of $971.6 million compared with $750.7 million
•	Record consolidated net sales of $3.58 billion compared with $3.27 billion, an increase of 9.4%
•	Aggregates product line pricing increase of 7.3%; aggregates product line volume increase of 1.4%
•	Ready mixed concrete and asphalt and paving product lines combined net sales of $1.24 billion and gross profit of $152.1million
•	Cement product line net sales of $364.4 million and gross profit of $120.2 million
•	Record Magnesia Specialties net sales of $238.0 million and gross profit of $89.6 million
•	Record consolidated earnings from operations of $677.3 million compared with $494.2 million, a 37% increase

Results of Operations

The discussion and analysis that follow reflect management’s assessment of the financial condition and results of operations of the Corporation and should be read in conjunction with the audited consolidated financial statements. As discussed in more detail herein, the Corporation’s operating results are highly dependent upon activity within the construction marketplace, economic cycles within the public and private business sectors and seasonal and other weather-related conditions.  In 2016 and 2015, many areas in the United States experienced significant amounts of precipitation.  In fact, in 2015, Texas and Oklahoma each had its wettest year and the nation as a whole had its third wettest year in National Oceanic and Atmospheric Administration’s (“NOAA”) recorded history of 122 years.  Net sales, production and cost structure were adversely affected by the significant precipitation.  In 2016, Texas experienced more heavy rainfall, with the year ranking the 18th wettest year in the state’s recorded history per NOAA.  Further, since March 2015, Texas and surrounding regions have experienced 18 major flood events.  Accordingly, the financial results for any year, notably 2016 and 2015, or year-to-year comparisons of reported results, may not be indicative of future operating results.

The Corporation’s Building Materials business generated the majority of consolidated net sales and consolidated operating earnings. Furthermore, management presents certain key performance indicators for the Building Materials business. The following comparative analysis and discussion should be read within these contexts. Further, sensitivity analysis and certain other data are provided to enhance the reader’s understanding of Management’s Discussion and Analysis of Financial Condition and Results of Operations and are not intended to be indicative of management’s judgment of materiality.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

The Corporation’s consolidated operating results and operating results as a percentage of net sales are as follows:

years ended December 31 (add 000, except for % of net sales)	2016	% of Net Sales	2015	% of Net Sales	2014[1]	% of Net Sales
Net sales	$3,576,767	100.0%	$3,268,116	100.0%	$2,679,095	100.0%
Freight and delivery revenues	241,982		271,454		278,856
Total revenues	3,818,749		3,539,570		2,957,951
Cost of sales	2,665,029	74.5	2,541,196	77.8	2,159,471	80.6
Freight and delivery costs	241,982		271,454		278,856
Total cost of revenues	2,907,011		2,812,650		2,438,327
Gross profit	911,738	25.5	726,920	22.2	519,624	19.4
Selling, general and administrative expenses	241,606	6.8	210,754	6.4	168,102	6.3
Acquisition related expenses, net	909	0.0	6,346	0.2	29,239	1.1
Other operating (income) and expenses, net	(8,043)	(0.2)	15,653	0.5	(4,649)	(0.2)
Earnings from operations	677,266	18.9	494,167	15.1	326,932	12.2
Interest expense	81,677	2.3	76,287	2.3	66,057	2.5
Other nonoperating (income) and expenses, net	(11,439)	(0.4)	4,079	0.1	11,697	0.4
Earnings from continuing operations before taxes on income	607,028	17.0	413,801	12.7	249,178	9.3
Taxes on income	181,584	5.1	124,863	3.8	94,847	3.5
Earnings from continuing operations	425,444	11.9	288,938	8.8	154,331	5.8
Loss on discontinued operations, net of taxes	––	––	––	––	(37)	––
Consolidated net earnings	425,444	11.9	288,938	8.8	154,294	5.8
Less: Net earnings (loss) attributable to noncontrolling interests	58	––	146	––	(1,307)	––
Net Earnings Attributable to Martin Marietta Materials, Inc.	$425,386	11.9%	$288,792	8.8%	$155,601	5.8%
[1] 2014 results reflect six months of TXI operations.

The comparative analysis in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on net sales and cost of sales. However, gross margin as a percentage of net sales represents a non-GAAP measure. The Corporation presents this ratio based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin calculated as a percentage of total revenues represents the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”).

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness.  EBITDA is not defined by GAAP and, as such, should not be construed as an alternative to net earnings or operating cash flow.

Adjusted consolidated earnings from operations and adjusted earnings per diluted share (“Adjusted EPS”) are non-GAAP measures which exclude the impact of TXI acquisition-related expenses, net; the impact of the markup of acquired inventory to fair value; and the gain or loss on business divestitures.  The Corporation presents these measures to allow investors to analyze and forecast the Corporation’s operating results given that these costs do not reflect the ongoing cost of its operations.  These non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

The following tables present (i) the calculations of gross margin in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales; (ii) a reconciliation of net earnings attributable to Martin Marietta to consolidated EBITDA; and (iii) the reconciliations of adjusted consolidated earnings from operations and adjusted earnings per diluted share to the nearest measures in accordance with GAAP:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Consolidated Gross Margin in Accordance with GAAP

years ended December 31 (add 000, except margin %)	2016	2015	2014
Gross profit	$911,738	$726,920	$519,624
Total revenues	$3,818,749	$3,539,570	$2,957,951
Gross margin	23.9%	20.5%	17.6%

Consolidated Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$911,738	$726,920	$519,624
Total revenues	$3,818,749	$3,539,570	$2,957,951
Less: Freight and delivery revenues	(241,982)	(271,454)	(278,856)
Net sales	$3,576,767	$3,268,116	$2,679,095
Gross margin (excluding freight and delivery revenues)	25.5%	22.2%	19.4%

Building Materials Gross Margin in Accordance with GAAP

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$830,636	$652,028	$433,303
Total revenues	$3,561,691	$3,293,691	$2,701,249
Gross margin	23.3%	19.8%	16.0%

Building Materials Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$830,636	$652,028	$433,303
Total revenues	$3,561,691	$3,293,691	$2,701,249
Less: Freight and delivery revenues	(222,925)	(253,083)	(258,260)
Net sales	$3,338,766	$3,040,608	$2,442,989
Gross margin (excluding freight and delivery revenues)	24.9%	21.4%	17.7%

Mid-America Group Gross Margin in Accordance with GAAP

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$306,560	$257,002	$215,245
Total revenues	$1,017,098	$926,251	$848,855
Gross margin	30.1%	27.7%	25.4%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Mid-America Group Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$306,560	$257,002	$215,245
Total revenues	$1,017,098	$926,251	$848,855
Less: Freight and delivery revenues	(71,975)	(74,397)	(78,287)
Net sales	$945,123	$851,854	$770,568
Gross margin (excluding freight and delivery revenues)	32.4%	30.2%	27.9%

Southeast Group Gross Margin in Accordance with GAAP

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$57,286	$34,359	$10,286
Total revenues	$321,078	$304,472	$274,352
Gross margin	17.8%	11.3%	3.7%

Southeast Group Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$57,286	$34,359	$10,286
Total revenues	$321,078	$304,472	$274,352
Less: Freight and delivery revenues	(16,627)	(19,170)	(19,366)
Net sales	$304,451	$285,302	$254,986
Gross margin (excluding freight and delivery revenues)	18.8%	12.0%	4.0%

West Group Gross Margin in Accordance with GAAP

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$466,790	$360,667	$207,772
Total revenues	$2,223,515	$2,062,968	$1,578,042
Gross margin	21.0%	17.5%	13.2%

West Group Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$466,790	$360,667	$207,772
Total revenues	$2,223,515	$2,062,968	$1,578,042
Less: Freight and delivery revenues	(134,323)	(159,516)	(160,607)
Net sales	$2,089,192	$1,903,452	$1,417,435
Gross margin (excluding freight and delivery revenues)	22.3%	18.9%	14.7%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Magnesia Specialties Gross Margin in Accordance with GAAP

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$89,603	$79,057	$84,352
Total revenues	$257,058	$245,879	$256,702
Gross margin	34.9%	32.2%	32.9%

Magnesia Specialties Gross Margin (Excluding Freight and Delivery Revenues)

years ended December 31
(add 000, except margin %)	2016	2015	2014
Gross profit	$89,603	$79,057	$84,352
Total revenues	$257,058	$245,879	$256,702
Less: Freight and delivery revenues	(19,057)	(18,371)	(20,596)
Net sales	$238,001	$227,508	$236,106
Gross margin (excluding freight and delivery revenues)	37.6%	34.7%	35.7%

Consolidated EBITDA

year ended December 31
(add 000)	2016	2015	2014
Net earnings attributable to Martin Marietta	$425,386	$288,792	$155,601
Add back:
Interest expense	81,677	76,287	66,057
Income tax expense for controlling interests	181,524	124,793	94,730
Depreciation, depletion and amortization expense	283,003	260,836	220,552
Consolidated EBITDA	$971,590	$750,708	$536,940

Adjusted Earnings from Operations

year ended December 31
(add 000)	2015	2014
Earnings from operations in accordance with generally accepted accounting principles	$494,167	$326,932
Add back:
Loss on the sale of California cement operations	29,063	—
Impact of selling acquired inventory due to markup to fair value	—	11,124
TXI acquisition-related expenses, net	—	42,689
Less:
Gain on the sale of San Antonio asphalt operations	(13,123)	—
Adjusted Earnings From Operations	$510,107	$380,745

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Adjusted Earnings Per Diluted Share

year ended December 31	2015	2014
Earnings per diluted share in accordance with generally accepted accounting principles	$4.29	$2.71
Add back:
Loss on sale of California cement operations	0.31	—
Impact of selling acquired inventory due to markup to fair value	—	0.12
TXI acquisition-related expenses, net	—	0.91
Less:
Gain on sale of San Antonio asphalt operations	(0.10)	—
Adjusted Earnings Per Diluted Share	$4.50	$3.74

Net Sales

Net sales by reportable segment are as follows:

years ended December 31
(add 000)	2016	2015	2014[1]
Building Materials Business:
Mid-America Group	$945,123	$851,854	$770,568
Southeast Group	304,451	285,302	254,986
West Group	2,089,192	1,903,452	1,417,435
Total Building Materials Business	3,338,766	3,040,608	2,442,989
Magnesia Specialties	238,001	227,508	236,106
Total Consolidated Net Sales	$3,576,767	$3,268,116	$2,679,095

1 2014 results reflect six months of TXI operations.

Net sales by product line for the Corporation are as follows:

years ended December 31
(add 000)	2016	2015	2014[1]
Building Materials Business:
Aggregates	$2,060,876	$1,896,143	$1,644,265
Cement	364,445	$455,382	$252,911
Ready Mixed Concrete	902,635	656,531	430,673
Asphalt and Paving	341,444	283,628	294,239
Less: Interproduct sales[2]	(330,634)	(251,076)	(179,099)
Total Building Materials Business	3,338,766	3,040,608	2,442,989
Magnesia Specialties	238,001	227,508	236,106
Total Consolidated Net Sales	$3,576,767	$3,268,116	$2,679,095

1 2014 results reflect six months of TXI operations.

2 Interproduct sales represents aggregates product line sales to the ready mixed concrete and asphalt and paving product lines and cement product lines sales to the ready mixed concrete product line.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Aggregates Product Line.

Aggregates product line average selling price increases are as follows:

years ended December 31	2016	2015	2014
Mid-America Group	4.3%	4.7%	3.8%
Southeast Group	7.1%	5.4%	6.4%
West Group	10.6%	13.5%	8.8%
Aggregates Product Line	7.3%	8.0%	4.5%

The average selling price per ton for the aggregates product line was $12.88, $12.00 and $11.12 for 2016, 2015 and 2014, respectively.

In 2016 and 2015, the average selling price increase exceeded the Corporation’s 30-year compounded annual growth rate for the period ended December 31, 2016 of 3.5%.   The higher average selling price increase reflects supply and demand dynamics in the Corporation’s markets.  Average selling price increases in 2014 were in line with historical averages.

The following presents aggregates product line shipments for each reportable segment of the Building Materials business:

years ended December 31
Tons (add 000)	2016	2015	2014
Mid-America Group	73,060	68,611	64,947
Southeast Group	19,396	19,479	18,289
West Group	66,170	68,332	62,814
Building Materials Business	158,626	156,422	146,050

Aggregates product line shipments sold externally to customers and tons used in other product lines are as follows:

years ended December 31
Tons (add 000)	2016	2015	2014
Tons to external customers	148,198	147,197	138,222
Internal tons used in other product lines	10,428	9,225	7,828
Total Aggregates Tons	158,626	156,422	146,050

Aggregates product line volume variance by reportable segment is as follows:

years ended December 31	2016	2015	2014
Mid-America Group	6.5%	5.6%	3.1%
Southeast Group	(0.4%)	6.5%	6.0%
West Group	(3.2%)	8.6%	30.3%
Aggregates Product Line	1.4%	7.1%	13.7%

Shipments in 2016 and 2015 were negatively affected by wet weather, notably in the southwestern United States.  Growth in 2016 was also hindered by certain infrastructure project delays, notably in Texas; a reduction in energy-sector shipments resulting from lower oil prices; and lower ballast shipments resulting from reduced activity on railroads.  Aggregates product line volume strength in the Mid-America Group in 2016, relative to the other groups, is due to

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

steady economic improvement, which is driving growth in office, retail, industrial and residential development in North Carolina and South Carolina.

Shipment growth in 2015 is primarily attributable to a full year of ownership of the legacy TXI aggregates operations, partially offset by the impact of historic levels of rainfall and a reduction in energy-sector shipments, notably for shale exploration.  Shipment variances in 2015 for the Mid-America and Southeast Groups reflect the ongoing recovery in these markets, notably North Carolina, Georgia and Florida.

As of December 31, 2016, the 30-year compounded annual growth rate for shipments was 3.8%.

Cement. The cement product line contributed $364.4 million in net sales in 2016.  Excluding $96.4 million of net sales attributable to the California cement business, divested on September 30, 2015, from the prior-year, net sales increased 1.5%.  Cement shipments in 2016 and 2015 were negatively affected by significant amounts of precipitation in Texas.  The business shipped 3.5 million and 4.6 million tons of cement in 2016 and 2015 (the California operations accounted for 1.1 million tons in 2015), respectively.  In 2016, 1.2 million tons of shipments were used internally in the Corporation’s production of ready mixed concrete products.  The Corporation expects the percentage of cement shipments used in the ready mix business to increase in 2017 based on a full year of ownership of the ready mix business acquired mid-year 2016.

Net sales for the second half of 2014 were $252.9 million, of which $68 million related to the California cement operations.

Ready Mixed Concrete and Asphalt and Paving Product Lines. The Corporation’s ready mixed concrete and asphalt and paving product lines are primarily located in the high-growth states of Texas and Colorado.

Average selling prices for the ready mixed concrete and asphalt product lines are as follows:

years ended December 31	2016	2015	2014
Ready Mixed Concrete - cubic yards	$104.26	$96.28	$88.25
Asphalt - tons	$39.20	$42.57	$41.26

Unit shipments for the ready mixed concrete and asphalt product lines are as follows:

years ended December 31 add (000)	2016	2015	2014
Ready Mixed Concrete – cubic yards	8,490	6,707	4,779

Asphalt Product Line:
Tons to external customers	1,023	1,220	1,508
Internal tons used in paving operations	2,131	1,697	1,807
Total asphalt tons	3,154	2,917	3,315

The fluctuations in asphalt shipments reflect the sale of the Corporation’s San Antonio asphalt operations in the fourth quarter of 2015 and the acquisition of additional asphalt and paving operations in Colorado in the first quarter of 2016.  The increase in ready mixed concrete shipments in 2016 is attributable to favorable market conditions in Texas and Colorado and acquired locations in Central Texas.  The increase in shipments in 2015 is attributable to a full year of TXI operations acquired mid-year 2014.

Magnesia Specialties. Magnesia Specialties’ 2016 record net sales of $238.0 million increased 4.6% compared with 2015, primarily attributable to the chemicals product line.  2015 net sales were negatively affected by lower domestic steel production and declined 3.6%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Freight and Delivery Revenues and Costs

Freight and delivery revenues and costs represent pass-through transportation costs incurred when the Corporation arranges for a third-party carrier to deliver aggregates products to customers (see section Transportation Exposure). These third-party freight costs are then billed to the customer.

Cost of Sales

Cost of sales increased 4.9% in 2016 and 17.67% in 2015, attributable to the increase in net sales of 9.4% and 22.0%, respectively.  Significant precipitation hindered production and negatively affected operating leverage in both 2016 and 2015.  Aggregates product line direct production cost per ton shipped for 2016 increased 3.8% compared with 2015, reflecting higher depreciation costs related to the Medina Rock and Rail capital project completed in central Texas at the end of 2015 and higher contract services for grading, drilling and short-term equipment rentals. On average, the Corporation paid $1.96 per gallon of diesel fuel in 2016 compared with $2.05 in 2015.  The 2016 and 2015 cost per gallon reflects a fixed-price commitment for approximately 40% of the Corporation’s diesel consumption that went into effect on July 1, 2015 and expired on December 31, 2016.  The fixed price was $0.30 per gallon higher than the spot rate for the majority of the contract period resulting in an additional $13.2 million in costs.  The diesel contract was not renewed for 2017.

Gross Profit

Gross profit (loss) is as follows:

years ended December 31 (add 000)	2016	2015	2014
Building Materials Business:
Aggregates	$558,318	$470,688	$323,081
Cement	120,201	103,813	52,446
Ready Mixed Concrete	99,042	42,110	38,381
Asphalt and Paving	53,075	35,417	19,395
Total Building Materials Business	830,636	652,028	433,303
Magnesia Specialties	89,603	79,057	84,352
Corporate	(8,501)	(4,165)	1,969
Total Consolidated Gross Profit	$911,738	$726,920	$519,624

The Corporation improved its consolidated gross profit $184.8 million in 2016 compared with 2015.  The increase is supported by pricing strength and disciplined cost management and reflects growth in all businesses, led by the aggregates product line.  Consolidated gross profit increased $207.3 million in 2015 compared with 2014, primarily driven by a full year of ownership of legacy TXI operations and pricing strength.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

The following presents a rollforward of the Corporation’s consolidated gross profit:

years ended December 31 (add 000)	2016	2015
Consolidated gross profit, prior year	$726,920	$519,624
Aggregates product line:
Pricing	138,286	138,618
Volume	26,446	115,495
Production costs	(60,270)	(82,423)
Internal freight costs	(22,193)	(23,364)
Other costs, net	5,361	(719)
Change in aggregates product line gross profit	87,630	147,607
Ready Mixed Concrete and Asphalt and Paving product lines	74,590	19,751
Cement product line	16,388	51,367
Magnesia Specialties	10,546	(5,295)
Corporate	(4,336)	(6,134)
Change in consolidated gross profit	184,818	207,296
Consolidated gross profit, current year	$911,738	$726,920

Internal freight costs represent freight expenses to transport materials from a producing quarry to a distribution yard.  The fluctuation in these costs in 2016 reflects increased shipments by rail to distribution yards, coupled with increased costs from rail service providers. These costs in 2015 were favorably affected by lower energy prices compared with 2014.

The improvement in the ready mixed concrete and asphalt and paving product lines’ gross profit in 2016 is due to increased demand and pricing growth.  The cement product line’s gross profit increase in 2016 is attributable to operational improvements, pricing strength and refunds and rebates from electrical providers.  The growth in the Magnesia Specialties’ gross profit from 2015 to 2016 is attributable to increased chemical sales, a decline in natural gas pricing and effective cost control.  The gross profit changes for the aggregates and the cement product lines in 2015 is due primarily to the full year of ownership of legacy TXI operations.

Corporate gross (loss) profit includes depreciation on capitalized interest and unallocated operational expenses excluded from the Corporation’s evaluation of business segment performance.  For 2016 and 2015, the amount includes the variance between the contractual rate and the spot rate for diesel fuel under the fixed-price agreement.  For 2014, the amount includes the settlement of a sales tax audit.

Gross profit (loss) by reportable segment is as follows:

years ended December 31 (add 000)	2016	2015	2014
Building Materials Business:
Mid-America Group	$306,560	$257,002	$215,245
Southeast Group	57,286	34,359	10,286
West Group	466,790	360,667	207,772
Total Building Materials Business	830,636	652,028	433,303
Magnesia Specialties	89,603	79,057	84,352
Corporate	(8,501)	(4,165)	1,969
Total Consolidated Gross Profit	$911,738	$726,920	$519,624

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Gross margin (excluding freight and delivery revenues) by reportable segment is as follows:

years ended December 31	2016	2015	2014
Mid-America Group	32.4%	30.2%	27.9%
Southeast Group	18.8%	12.0%	4.0%
West Group	22.3%	18.9%	14.7%
Total Building Materials Business	24.9%	21.4%	17.7%
Magnesia Specialties	37.6%	34.7%	35.7%
Total Consolidated	25.5%	22.2%	19.4%

Gross margin (excluding freight and delivery revenues) improvement for the Building Materials business reflects pricing strength in the aggregates and ready mixed concrete product lines and stronger demand in the ready mixed concrete business. (See section Transportation Exposure.)

Magnesia Specialties business’ 2016 gross margin (excluding freight and delivery revenues) expansion is attributable to increased sales and effective cost management.  The 2015 gross margin (excluding freight and delivery revenues) was negatively affected by lower sales volumes which reduced operating leverage.

Selling, General and Administrative Expenses

SG&A expenses for 2016 were 6.8% of net sales, an increase of 40 basis points, and reflect higher performance-based incentive compensation costs.  In 2015, SG&A expenses increased 10 basis points over 2014.

Acquisition-Related Expenses, Net

The Corporation incurred business development and acquisition integration costs (collectively “acquisition-related expenses, net”) as part of its strategic growth plan.  In 2015, these costs were principally TXI integration costs.  In 2014, acquisition-related expenses, net, were related to the consummation of the TXI transaction and also included a nonrecurring $42.7 million gain on a divestiture required by the Department of Justice as a result of the TXI acquisition.

Other Operating (Income) and Expenses, Net

Among other items, other operating income and expenses, net, include gains and losses on the sale of assets; gains and losses related to certain customer accounts receivable; rental, royalty and services income; accretion expense, depreciation expense; gains and losses related to asset retirement obligations; and research and development costs.  These net amounts represented income of $8.0 million in 2016, an expense of $15.7 million in 2015 and income of $4.6 million in 2014.  The net expense for 2015 reflects the net impact on the sales of the California cement operations and the San Antonio asphalt operations.

Earnings from Operations

Consolidated earnings from operations were $677.3 million, $494.2 million and $326.9 million in 2016, 2015 and 2014, respectively.  Excluding the net impact from the sale of the California cement operations and the San Antonio asphalt operations, adjusted consolidated earnings from operations for 2015 were $510.1 million.  This is a $129.4 million improvement over adjusted consolidated earnings from operations for 2014 of $380.7 million, which excludes TXI acquisition-related expenses, net, and the impact of the one-time markup of acquired inventory.

Interest Expense

Interest expense of $81.7 million in 2016 increased $5.4 million over 2015 due to an increase in average debt outstanding, coupled with an increase in variable interest rates in 2016 compared with 2015.  Interest expense of $76.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

million in 2015 increased $10.2 million over 2014, attributable to the assumed and refinanced $700 million of TXI-related debt being outstanding for a full year in 2015 versus only six months in 2014.

Other Nonoperating (Income) and Expenses, Net

Other nonoperating income and expenses, net, are comprised generally of interest income; foreign currency transaction gains and losses; pension and postretirement benefit cost, excluding service cost; and net equity earnings from nonconsolidated investments. Consolidated other nonoperating income and expenses, net, was income of $11.4 million, expense of $4.1 million and expense of $11.7 million in 2016, 2015 and 2014, respectively.  The income in 2016 was due to the remeasurement of an interest held in a joint venture, gains on foreign currency transactions and increased earnings from nonconsolidated investments.  The decline in expense in 2015 over 2014 was primarily due to increased earnings from nonconsolidated investments.

Taxes on Income

Variances in the estimated effective income tax rates, when compared with the federal corporate tax rate of 35%, are due primarily to the statutory depletion deduction for mineral reserves, the effect of state income taxes, the domestic production deduction, the tax effect of nondeductibility of goodwill related to divestitures of businesses and the impact of foreign income or losses for which no tax expense or benefit is recognized.  Additionally, certain acquisition-related expenses, net, have limited deductibility for income tax purposes.

The permanent benefit associated with the statutory depletion deduction for mineral reserves is typically the significant driver of the estimated effective income tax rate. The statutory depletion deduction is calculated as a percentage of sales subject to certain limitations. Due to these limitations, changes in sales volumes and pretax earnings may not proportionately affect the statutory depletion deduction and the corresponding impact on the effective income tax rate on continuing operations. However, the impact of the depletion deduction on the estimated effective tax rate is inversely affected by increases or decreases in pretax earnings.

The Corporation’s estimated effective income tax rate for the years ended December 31 are as follows:

2016	29.9%
2015	30.2%
2014	38.1%

The effective income tax rate for full-year 2014 was higher than the Corporation’s historical rate as a result of the acquisition of TXI, including the limited deductibility of certain acquisition-related expenses, net, and the nondeductibility of goodwill written off as part of the required divestiture.  These factors were partially offset by the income tax benefits resulting from the exercise of converted stock awards issued to former TXI personnel.  Excluding the TXI transaction effects, the estimated effective income tax rate would have been 30%, in line with current rates.

Currently, the United States Congress is considering changes in the corporate tax code that, if enacted, could affect the Corporation’s net earnings. While the current expectation is a reduction in corporate tax rates, which should favorably affect net earnings, the Corporation cannot be certain of the impact of the elimination of tax preferences, capital investment deductibility or border adjustments, among other considerations.

Net Earnings Attributable to Martin Marietta and Earnings Per Diluted Share

Net earnings attributable to Martin Marietta were $425.4 million, or a record $6.63 per diluted share, a 55% increase over 2015.  In 2015, net earnings attributable to Martin Marietta were $288.8 million, or $4.29 per diluted share.  Excluding the net impact from the sale of the California cement operations and the San Antonio asphalt operations, adjusted earnings per diluted share were $4.50.  For 2014, net earnings attributable to Martin Marietta were

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

$155.6 million, or $2.71 per diluted share.  Excluding the impact of acquisition-related expenses, net, and the increase in cost of sales for acquired inventory, adjusted earnings per diluted share were $3.74.

BUSINESS ENVIRONMENT

The sections on Business Environment, and the disclosures therein, provide a synopsis of the business environment trends and risks facing the Corporation. However, no single trend or risk stands alone. The relationship between trends and risks is dynamic, and the economic climate can exacerbate this relationship. This discussion should be read in this context.

Building Materials Business’ Trends

The Building Materials business typically serves customers in construction aggregates-related markets. This business is strongly affected by activity within the construction marketplace, which is cyclical in nature. Consequently, the Corporation’s profitability is sensitive to national, regional and local economic conditions and especially to cyclical swings in construction spending. The cyclical swings in construction spending are in turn affected by fluctuations in interest rates; access to capital markets; levels of public-sector infrastructure funding; and demographic, geographic and population dynamics. Per the U.S. Census Bureau, total construction spending increased 5% in 2016 compared with 2015.

The heavy construction business, including the production of aggregates and cement products, is conducted outdoors.  Therefore, erratic weather patterns, precipitation and other weather-related conditions, including snowstorms, droughts, flooding and hurricanes, can significantly affect production schedules, shipments, costs, efficiencies and profitability of the Building Materials business.  Generally, the financial results for the first and fourth quarters are significantly lower than the second and third quarters due to winter weather.

End-Use Trends

•

According to the U.S. Geological Survey, for the nine-months ended September 30, 2016, the latest available data, estimated construction aggregates consumption increased 5% and estimated cement consumption increased 3% compared with the nine-months ended September 30, 2015

•	Spending statistics, from 2015 to 2016, according to U.S. Census Bureau:
•	Total value of construction put in place increased 5%
•	Public-works construction spending decreased 1%
•	Private nonresidential construction market spending increased 8%
•	Private residential construction market spending increased 5%

The Building Materials business sells products principally to contractors in connection with highway and other public infrastructure projects as well as nonresidential and residential development. While construction spending in the public and private market sectors is affected by economic cycles, the historic level of spending on public infrastructure projects has been comparatively more stable as governmental appropriations and expenditures are typically less interest rate-sensitive than private-sector spending. Obligation of federal funds is a leading indicator of highway construction activity in the United States. Before a state or local department of transportation can solicit bids on an eligible construction project, it enters into an agreement with the Federal Highway Administration to obligate the federal government to pay its share of the project cost. Federal obligations are subject to annual funding appropriations by Congress.  Management believes public-works projects have historically accounted for approximately 50% of the total annual aggregates and cement consumption in the United States.  Additionally, management believes exposure to fluctuations in nonresidential and residential, or private-sector, construction spending is lessened by the business’ mix of public sector-related shipments.  However, due to the significant (and historically unusual) length of time without a

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

multi-year federal highway bill prior to the passage of the FAST Act, over the last several years private construction has become a larger percentage of overall construction investment.  Consistent with this trend, the infrastructure market accounted for approximately 39% of the Corporation’s aggregates product line shipments in 2016, consistent with 2015 but lower than the most recent five-year average of 44%.

The nonresidential construction market accounted for approximately 32% of the Corporation’s aggregates product line shipments in 2016.  According to the U.S. Census Bureau, spending for the private nonresidential construction market increased in 2016 compared with 2015.  Historically, half of the Corporation’s nonresidential construction shipments have been used for office and retail projects, while the remainder has been used for heavy industrial and capacity-related projects, including energy-sector projects, namely development of shale-based natural gas fields.  However, low oil prices in the latter part of 2015 and throughout 2016 has suppressed shale exploration activity.  In 2016, the Corporation shipped approximately 1.5 million tons to the energy-sector compared with approximately 3.6 million tons in 2015 and 7.5 million tons in 2014.

The residential construction market accounted for approximately 21% of the Corporation’s aggregates product line shipments in 2016.  The Corporation’s exposure to residential construction is typically split evenly between aggregates used in the construction of subdivisions (including roads, sidewalks, and storm and sewage drainage) and aggregates used in new home construction. Therefore, the timing of new subdivision starts, as well as new home starts, equally affects residential volumes. Private residential construction spending increased 5% in 2016 compared with 2015, according to the U.S. Census Bureau.

The remaining 8% of the Corporation’s 2016 aggregates product line shipments was to the ChemRock and Rail construction market, which includes ballast and agricultural limestone.  Ballast shipments declined in 2016 due to lower railroad activity, correlating with lower energy-related rail shipments.  Drier weather and favorable operating conditions led to increased shipments of agricultural limestone in 2016 over 2015.  Weather conditions in 2015 were abnormally wet, limiting field applications and influencing deferred stockpiling.

Pricing Trends

Pricing on construction projects is generally based on terms committing to the availability of specified products at an agreed-upon price during a stated period. While residential and nonresidential construction jobs usually are completed within one year, infrastructure contracts can require several years to complete. Therefore, changes in prices

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

can have a lag time before taking effect while the Corporation sells aggregates products under existing price agreements. Pricing escalators included in multi-year infrastructure contracts somewhat mitigate this effect. However, during periods of sharp or rapid increases in production costs, multi-year infrastructure contract pricing may provide only nominal pricing growth. The Corporation also implements mid-year price increases where appropriate.

In 2016, the average selling price for the aggregates product line increased 7.3%, in line with management’s expectations.  Opportunities to increase pricing will occur on a market-by-market basis.  Management believes 2017 aggregates product line pricing growth will exceed the Corporation’s 30-year compounded annual growth rate, 3.5%, and correlate, after consideration of a 6-to-12-month lag factor, with changes in demand. Pricing is determined locally and is affected by supply and demand characteristics of the local market.

Building Materials Business’ Risks

Federal and State Highway Transportation Funding

Public-sector construction projects are funded through a combination of federal, state and local sources. The federal highway bill provides annual funding for public-sector highway construction projects and includes spending authorizations, which represent the maximum financial obligation that will result from the immediate or future outlays of federal funds for highway and transit programs. The federal government’s surface transportation programs are financed mostly through the receipts of highway user taxes placed in the Highway Trust Fund, which is divided into the Highway Account and the Mass Transit Account. Revenues credited to the Highway Trust Fund are primarily derived from a federal gas tax, a federal tax on certain other motor fuels and interest on the accounts’ accumulated balances. Of the currently imposed federal gas tax of $0.184 per gallon, which has been static since 1993, $0.15 is allocated to the Highway Account of the Highway Trust Fund.

Federal highway laws require Congress to annually appropriate funding levels for highways and other programs. Once the annual appropriation is passed, federal funds are distributed to each state based on formulas (apportionments) or other procedures (allocations). Apportioned and allocated funds generally must be spent on specific programs as outlined in the federal legislation. Most federal funds are available for four years. Once the federal government approves a state project, funds are committed and considered spent regardless of when the cash is actually spent by the state and reimbursed by the federal government. According to the Federal Highway Administration, funds are generally spent by the state over a period of years, with 27% in the year of funding authorization, 41% in the succeeding year, 16% in the third year and the remaining 16% in the fourth year and beyond.

Following 36 shorter-term extensions since the expiration of predecessor legislation, Moving Ahead for Progress in the 21st Century (“MAP-21”), a five-year federal highway bill, the FAST Act, was signed into law in December 2015.  The FAST Act reauthorizes federal highway and public transportation programs and stabilizes the Highway Trust Fund.  $207.4 billion of the FAST Act funding will be apportioned to the states, with a 5.1% increase over actual fiscal year 2015 apportionments in 2016 and then inflationary increases in subsequent years.  Meaningful impact from the FAST Act is expected beginning in 2017.

The FAST Act retains the programs supported under MAP-21, but with some changes. Specifically, Transportation Infrastructure Finance and Innovation Act (“TIFIA”), a U.S. Department of Transportation alternative funding mechanism, which under MAP-21 provided three types of federal credit assistance for nationally or regionally significant surface transportation projects, now allows more diversification of projects. TIFIA is designed to fill market gaps and leverage substantial private co-investment by providing projects with supplemental or subordinate debt which is not subject to national debt ceiling challenges or sequestration. Since inception, TIFIA has provided more than $25 billion of credit assistance to over 50 projects representing over $90 billion in infrastructure investment. Under the FAST Act, annual TIFIA funding decreases and ranges from $275 million to $300 million, but no longer requires the 20% matching funds from state departments of transportation. Consequently, states can advance construction projects immediately with potentially no upfront outlay of state department of transportation dollars.  TIFIA requires projects to have a revenue source to pay back the credit assistance within a 30-to-40 year period.  Moreover, TIFIA funds may represent up to 49%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

of total eligible project costs for a TIFIA-secured loan and 33% for a TIFIA standby line of credit. Therefore, the TIFIA program has the ability to significantly leverage construction dollars. Each dollar of federal funds can provide up to $10 in TIFIA credit assistance and support up to $30 in transportation infrastructure investment. Private investment in transportation projects funded through TIFIA is particularly attractive, in part due to the subordination of public investment to private. Management believes TIFIA could provide a substantial boost for state department of transportation construction programs well above what is currently budgeted. As of January 2017, TIFIA-funded projects for the Corporation’s top five sales-generating states exceeded $22 billion.

Excluding TIFIA-approved projects, states are required to match funds at a predetermined rate in order to receive federal funds for highways. Matching levels vary depending on the type of project. If a state is unable to match its allocated federal funds, funding is forfeited and reallocated to states providing the appropriate matching funds. Although a significant portion of state highway construction programs are financed from highway user fees, significant increases in federal infrastructure funding typically require state governments to increase highway user fees to match federal spending.  While states rarely forfeit federal highway funds, the possibility of forfeiture increases when states face declining tax revenues and struggle to balance budgets.

Given that most states are required to balance their budgets, reductions in revenues generally require a reduction in states’ expenditures. However, the impact of state revenue reductions on highway spending will vary depending on whether the spending comes from dedicated revenue sources, such as highway user fees, or whether portions are funded with general funds. Based on national averages, user taxes represent the largest component of highway revenues, averaging 39% in fiscal year 2014, the latest available statistic. The use of general funds as a percentage of each state’s highway revenues varies, with a national average of 6% in fiscal year 2014, the latest available statistic. Therefore, state budget spending cuts typically only affect a small percentage of a state’s highway spending.

States continue to play an expanding role in infrastructure funding.  In addition to federal appropriations, each state funds its infrastructure spending from specifically allocated amounts collected from various user taxes, typically gasoline taxes and vehicle fees. Over the past 24 months, states have taken on a significantly larger role in funding infrastructure investment, including initiating special-purpose taxes and raising gas taxes. Management believes that innovative financing at the state level, such as bond issuances, toll roads and tax initiatives, will grow at a faster rate

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

than federal funding.  State spending on infrastructure generally leads to increased growth opportunities for the Corporation.  The level of state public-works spending is varied across the nation and dependent upon individual state economies.  The degree to which the Corporation could be affected by a reduction or slowdown in infrastructure spending varies by state. The state economies of the Building Materials business’ five largest sales-generating states may disproportionately affect the Corporation’s financial performance.

The need for surface transportation improvements significantly outpaces the amount of available funding. A large number of roads, highways and bridges built following the establishment of the Interstate Highway System in 1956 are now in need of major repair or reconstruction. According to The Road Information Program (“TRIP”), a national transportation research group, vehicle travel on United States highways increased 38% from 1990 to 2012, while new lane road mileage increased only 4% over the same period. TRIP also reports that 14% of the nation’s major roads are in poor condition and 25% of the nation’s bridges are structurally deficient or functionally obsolete. Currently, the Federal Highway Administration estimates that $170 billion is needed in annual capital investment through 2028 to significantly improve the current conditions and performance of the nation’s highways. During fiscal 2011, the latest data available from the Office of Highway Policy Information, $93.9 billion was spent for surface transportation projects by federal, state and local governments.  President Trump has proposed additional investment over the next decade to rebuild the country’s infrastructure.  Any such measures will require Congressional approval.

Transportation investments generally boost the national economy by enhancing mobility and access and by creating jobs, which is a priority of many of the government’s economic plans. According to the Federal Highway Administration, every $1 billion in federal highway investment creates approximately 28,000 jobs. The number of jobs created is dependent on the nature and aggregates intensity of the projects. Approximately half of the Building Materials business’ net sales to the infrastructure market come from federal funding authorizations, including matching funds from the states.  For each dollar spent on road, highway and bridge improvements, the Federal Highway Administration estimates an average benefit of $5.20 is recognized in the form of reduced vehicle maintenance costs, reduced delays, reduced fuel consumption, improved safety, reduced road and bridge maintenance costs and reduced emissions as a result of improved traffic flow.

Other Public-Sector Construction Exposure

In addition to highways and bridges, transportation infrastructure includes aviation, mass transit, and ports and waterways. Public-sector construction related to transportation infrastructure can be aggregates intensive.

According to the American Road and Transportation Builders Association (“ARTBA”), airport construction spending was $13.1 billion during 2016 and is forecasted to be relatively flat in 2017.  Spending on airport terminal and related work was $8.3 billion and runway work was $4.8 billion in 2016.

Construction spending for mass transit projects, which include subways, light rail and railroads, was $19.3 billion in 2016, according to ARTBA, and is expected to increase 5% in 2017. Railroad construction continues to benefit from economic growth, which generate needs for additional maintenance and improvements. According to ARTBA, subway and light rail work is expected to benefit slightly from the FAST Act.

Port and waterway construction spending was $2.1 billion in 2016 and is forecasted to be flat in 2017.

Top Five Sales-Generating States

The Building Materials business’ top five sales-generating states, namely Texas, Colorado, North Carolina, Iowa and Georgia, together accounted for 75% of its 2016 net sales by state of destination. The top ten sales-generating states, which also include South Carolina, Florida, Indiana, Louisiana and Nebraska, together accounted for 88% of the Building Materials business’ 2016 net sales by state of destination.

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Texas is a vibrant market supported by employment gains and a growing population, combined with a healthy state Department of Transportation (“DOT”) program.  Notably, Texas is the third-ranked state for job growth while nationally Dallas-Fort Worth is the second-ranked metro area in the country, fundamentals that should further enhance construction investment.   Additionally, according to a Census Bureau report issued May 2016, five of the nation’s top eight cities for population growth, namely Austin, Houston, San Antonio, Dallas and Fort Worth, were in Texas.  Further, Texas was home to five of the top eleven fastest-growing cities.  Overall, the population in Texas grew 10.4% from 2010 to 2016, adding 2.6 million residents.  Population growth in Texas supports aggregates consumption where an average eight to 12 tons per capita is consumed annually.  The Texas DOT continues to operate with a strong budget and let $7.5 billion of projects in fiscal 2016 and estimates letting $7.2 billion in fiscal 2017.  In fact, Texas DOT has committed to letting over $65 billion of projects over the next ten years.  Funding for highway construction comes from dedicated sources, including Proposition 1 and 7, as opposed to the use of general funds.  Proposition 7 is estimated to provide an additional $2.0 billion of annual funding for non-toll roads beginning in fiscal 2018 and is expected to increase after 2019.  On November 8, 2016, voters approved $990 million of additional statewide transportation funding, including a $720 million transportation bond in Austin.  Although lower oil prices have negatively affected aggregates shipments supporting shale exploration activity, growth in other sectors has offset the decline.  Texas ranked 6th in single family permit growth for the trailing-twelve months ended December 2016, with Austin and Dallas ranking second and sixth, respectively, for permit growth on a metropolitan level.  Additionally, Austin and Dallas ranked fourth and sixth nationally in housing growth for 2016.  Nonresidential construction for the state declined 13% compared to 2015; however, Dallas and Austin were ranked 8th and 17th, respectively, nationally among metropolitan areas for nonresidential construction in 2016.

The Colorado economy has a diverse economic base and remains strong, with job growth in the top twenty nationally.  The unemployment rate has declined to 3.0% at December 31, 2016, its lowest since 2007.  In the Census Bureau’s population estimate report, Colorado has been in the top ten nationally in population growth for the past five years, boasting a 9.7% increase of residents from 2010 to 2016.  Colorado’s residential market continues to expand as developers struggle to keep pace with demand.  In fact, the state ranked in the top ten nationally for growth in residential starts.  The nonresidential market remains positive, leading Colorado to be ranked in the top ten states in the country.  The Colorado DOT budget is expected to exceed $1.4 billion in 2017, with continued support from the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Responsible Acceleration of Maintenance and Partnerships, or RAMP, program through fiscal 2018.  Further, an additional $250 million of flood mitigation funds were awarded late in 2016 for reconstruction efforts from the 2013 historic flooding.

The North Carolina economy, driven by population and job growth, looks positive for 2017.  Nationally, the state ranked 12th in population change from 2010 to 2016, growing approximately 6%.  The United States Census Bureau projects the state’s population to increase 2 million by 2030, making it the seventh most populated state.  Increasing jobs at 2% for the trailing-twelve months ended December 2016, North Carolina will continue to see jobs added with businesses looking to expand operations in the state.  Pepsi Bottling Ventures, Lending Tree, Mountaire Farms and Lotus Bakeries are a few of the businesses that have collectively committed over $200 million of investment in operations in North Carolina.  The infrastructure market has shown solid growth in awards, driven in part by the TIFIA-backed I-77 high-occupancy toll (“HOT”) lanes project north of Charlotte.  The 26-mile expansion of I-77 is a $655 million, multi-year project expected to be complete in the latter part of 2018.  In the November 2016 elections, North Carolina voters approved all transportation referendums, totaling $1.2 billion of additional funding.

The economy of Iowa, one of the Corporation’s most stable markets over the past several years, is highly dependent on agriculture and related manufacturing industries and continues to show signs of steady expansion.  Iowa is the largest corn and pork-producing state in the nation, and the Corporation’s agricultural lime volumes are dependent on, among other things, weather, demand for agricultural commodities, including corn and soybeans, commodity prices, farm and land values as well as funding from the Agricultural Act of 2014, the five-year domestic farm bill signed into law on February 7, 2014.  Ranking sixth in the nation for lowest cost of doing business, the state is attractive for starting and expanding businesses due to enticing tax incentives offered by the state.  Coupled with that fact, the state is expected to be fossil fuel independent by 2050, making primarily wind-based energy production cost-effective, another driver of economic expansion.  With that said, the nonresidential construction market is expected to benefit as expansion continues in the state for companies like Google, Microsoft and Facebook.  Additionally, Alliant Energy Corp., Blue Bunny and MidAmerican Energy have each announced plans to expand or continue to expand facilities in Iowa.  The state’s seasonally-adjusted unemployment rate of 3.6% remains one of the lowest in the country.  The state DOT budget is financed with federal funds and dedicated highway-user tax revenues; no general funds are used.  State funding will benefit from a $0.10 increase in the gas tax, approved in 2015, which is expected to provide $215 million annually.  Since taking effect in March 2015, the $0.10 tax has generated $335 million through September 2016. The Iowa Transportation Commission’s Five-Year Highway Program forecasts $3.2 billion to be available for highway right-of-way and construction investments for the period 2016 through 2020.  Of this, more than $1.3 billion is targeted for modernizing Iowa’s existing highway system and enhancing highway safety.

Georgia continues to recover from the Great Recession as evidenced by remaining in the top ten states for job growth and reporting 6% population growth from 2010 to 2016.  Job growth is likely to continue as corporations, including UPS, The Weather Company, Athenahealth and Linde Group, continue to expand in Georgia.  Mercedes-Benz USA released plans for their new $100 million headquarters in Atlanta. The project is scheduled to be built on a 12-acre tract near Sandy Springs and is expected to be completed in the first quarter of 2018.  The state ranks in the top five in residential construction starts, with notable strength in the Atlanta market, ranking first on a metropolitan level in the United States.  The infrastructure construction market is expanding and will significantly benefit from the passage of a gas tax increase and other funding mechanisms that will add approximately $1 billion, or essentially double, the state’s annual construction budget.  Further, Georgia voters approved five local sales tax increases to provide $4 billion for road and transit projects, spanning a five- to 40-year period.  State highway funding sources include motor fuel taxes, special fuel taxes, state bonds and state gas taxes.  Additionally, the Transportation Special-Purpose Local-Option Sales Tax (“T-SPLOST”) program is starting to provide benefit in the southern part of Georgia.  In January 2016, Governor Nathan Deal announced a comprehensive infrastructure maintenance plan, which includes a $2.2 billion, 18-month project list, and a longer term 10-year plan, representing more than $10 billion in investment.  Some elements of the Governor’s plan include the addition of toll lanes along the I-285 loop in Atlanta, interchange upgrades for I-20 and I-285 and additional capacity of metro sections of I-75, I-85 and GA 400.  The state’s port authority received approval for a 100-acre expansion project of its auto terminal at Port Brunswick.

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Weather Impacts

Erratic weather patterns, seasonal changes and other weather-related conditions can significantly affect the building materials industry. Production and shipment levels for aggregates, cement, ready mixed concrete, asphalt and paving materials correlate with general construction activity, most of which occurs in the spring, summer and fall.  Thus, production and shipment levels vary by quarter.  Operations concentrated in the northern and midwestern United States generally experience more severe winter weather conditions than operations in the Southeast and Southwest.

Excessive rainfall, and conversely excessive drought, can also jeopardize production, shipments and profitability in all markets served by the Corporation.  The last two years have brought an unprecedented amount of precipitation to Texas and other areas of the United States.  In fact, not only did 2015 set a new rainfall record for Texas, the 24-month period ending September 2016 set a new two-year record for the state, with an average annual rainfall of 75 inches.  Parts of Texas were significantly higher than average, including Dallas, which experienced approximately 100 inches of rainfall during this period.

The Corporation’s operations in the southeastern and Gulf Coast regions of the United States and the Bahamas are at risk for hurricane activity, most notably in August, September and October.  In October 2016, rainfall along the eastern seaboard of the United States from Hurricane Matthew, a category-5 hurricane, approximated 13.6 trillion gallons.  Additionally, Hurricane Matthew was the first major hurricane on record to make landfall in the Bahamas.

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Cost Structure

•	Top three cost categories represent 55% of the aggregates, ready mixed concrete and asphalt and paving product lines’ total direct production costs
•	Top three cost categories for the cement product line represent 58% of total direct production costs
•	Health and welfare costs increased approximately 4% per year over past five years compared with national average of 6% over same period; Corporation’s costs expected to increase 4% to 5% in 2017
•

Pension expense decreased from $37.3 million in 2015 to $32.8 million in 2016; pension costs expected to approximate $37.0 million in 2017 (2016 and 2015 amounts exclude nonrecurring termination benefits related to the acquisition of TXI)

Total direct production costs for the aggregates, ready mixed concrete and asphalt and paving product lines are components of cost of sales incurred at the quarries, distribution yards, and asphalt and ready mixed concrete plants. These costs exclude resale materials, freight expenses to transport materials from a producing quarry to a distribution yard and production overhead.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Generally, the top seven categories of total direct production costs for the aggregates, ready mixed concrete and asphalt and paving product lines are (1) labor and related benefits; (2) energy; (3) raw materials; (4) depreciation, depletion and amortization; (5) repairs and maintenance; (6) supplies; and (7) contract services. In 2016, these categories represented 91% of the aggregates, ready mixed concrete and asphalt and paving product lines’ total direct production costs.

Fixed costs are expenses that do not vary based on production or sales volume. Management estimates that, under normal operating capacity, 40% of the aggregates, ready mixed concrete and asphalt and paving product lines’ cost of sales is fixed, another 27% is semi-fixed and 33% is variable in nature. Accordingly, the Corporation’s operating leverage can be substantial. Variable costs are expenses that fluctuate with the level of production volume. Production is the key driver in determining the levels of variable costs, as it affects the number of hourly employees and related labor hours. Further, diesel, supplies, repairs and freight costs also increase in connection with higher production volumes.

Generally, when the Corporation invests capital to replace facilities and equipment, increased capacity and productivity, along with reduced repair costs, can offset increased fixed depreciation costs. However, when aggregates demand weakens, the increased productivity and related efficiencies may not be fully realized, resulting in under absorption of fixed costs. Further, the aggregates, ready mixed concrete and asphalt and paving product lines continue to operate at a level significantly below capacity, thereby, restricting the Corporation’s ability to capitalize $71.3 million and $75.1 million of costs at December 31, 2016 and 2015, respectively, which could have been inventoried if operating at capacity.

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Diesel fuel, which averaged $1.96 per gallon in 2016 and $2.05 per gallon in 2015, represents the single largest component of energy costs for the aggregates, ready mixed concrete and asphalt and paving product lines.  Changes in energy costs also affect the prices that the Corporation pays for supplies, including explosives, conveyor belting and tires. Further, the Corporation’s contracts of affreightment for shipping aggregates on its rail and waterborne distribution network typically include provisions for escalations or reductions in the amounts paid by the Corporation if the price of fuel moves outside a contractual range.

The cement product line is a capital-intensive operation with high fixed costs to run plants that operate all day, every day, with the exception of maintenance shut downs.  The top cost in cement manufacturing is energy, which represented 22% of total production costs in 2016 and 26% in 2015.  Depreciation and labor followed with 21% and 15%, respectively, of total production costs.

The Corporation also consumes natural gas, coal and petroleum coke in the Magnesia Specialties manufacturing processes. For 2016, the Corporation’s average cost per MCF (thousand cubic feet) for natural gas decreased 25% from 2015.  The Corporation has fixed price agreements for 100% of its 2017 coal needs, approximately 25% of its 2017 natural gas needs and 50% of its 2017 petroleum coke needs.

The Corporation’s ready mixed concrete and asphalt and paving product lines require the use of products as raw materials. Liquid asphalt and cement are key raw materials in the production of hot mix asphalt and ready mixed concrete, respectively. Fluctuations in prices for these raw materials directly affect the Corporation’s operating results.

Wage inflation and increases in labor costs may be somewhat mitigated by enhanced productivity in an expanding economy. Further, workforce reductions resulting from plant automation and mobile fleet right-sizing have helped the Corporation control rising labor costs. During economic downturns, the Corporation reviews its operations and, where practical, temporarily idles certain sites. The Corporation is able to serve these markets with other open facilities that are in close proximity. Further, in certain markets, management can create production “super crews” that work at various locations within a district. For example, within a market, a crew may work three days per week at one quarry and the other two workdays at another quarry within that market. This has allowed the Corporation to reduce headcount in periods of lower demand, as the number of full-time employees has been reduced or eliminated at locations that are not operating at full capacity.  The Corporation added 573, 37 and 2,224 employees during 2016, 2015 and 2014, respectively, as a result of acqusitions.

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Rising health care costs have affected total labor costs in recent years and are expected to continue to increase. Over the past five years, national health care costs have increased 6% on average. The Corporation has experienced health care cost increases averaging approximately 4% per year over the same period, driven in large part by favorable claims experience and payroll contribution changes made to its health care plans. In 2016, the Corporation’s health and welfare costs per employee were essentially flat compared with the prior year due to adverse claims and a significant claim payment lag in 2015 that did not repeat in 2016.  For 2017, health and welfare costs are expected to increase 4% to 5% (after plan design changes effective in 2017), slightly below general marketplace trends.  While potential changes to the Affordable Care Act may affect the Corporation’s cost in the future, any impact cannot be predicted at this time.

A lower discount rate is expected to increase the Corporation’s pension expense from $32.8 million, excluding TXI-related nonrecurring benefits, in 2016 to $37.0 million in 2017 (see section Critical Accounting Policies and Estimates – Pension Expense – Selection of Assumptions).

The impact of current inflation on the Corporation’s businesses has been less significant due to moderate inflation rates. Historically, the Corporation has achieved real pricing growth in periods of inflation based on its ability to increase its selling prices in a normal economic environment.

Consolidated SG&A costs increased $30.9 million in 2016 compared with 2015. The increase reflects an increase in performance-based incentive compensation expense, which is directly tied to individual and company performance during the year. As a percentage of net sales, SG&A expenses increased 40 basis points to 6.8%.

Shortfalls in federal, state and local revenues may result in increases in income taxes and other taxes. Federal and state governments may also increase tax rates or eliminate deductions in response to the federal deficit. The Corporation derives a significant tax benefit from the federal depletion deduction (see section Critical Accounting Policies and Estimates – Estimated Effective Income Tax Rate).

There is a risk of long-lived asset impairment at temporarily-idled locations. The timing of increased demand will determine when these locations are reopened. During the time that locations are temporarily idled, the locations’ plant

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

and equipment continue to be depreciated. When appropriate, mobile equipment is transferred to and used at an open location. As the Corporation continues to have long-term access to the supply of aggregates reserves and useful lives of equipment are extended, these locations are not considered to be impaired while temporarily idled. When temporarily-idled locations are reopened, it is not uncommon for repair costs to temporarily increase.

Transportation Exposure

The U.S. Department of the Interior’s geological map of the United States shows the possible sources of indigenous surface rock and illustrates its limited supply in the coastal areas of the United States from Virginia to Texas.

Local crushed stone supplies must be supplemented, or in many cases wholly supplied, from inland and offshore quarries in the coastal regions of the southeastern and southwestern United States. Further, certain interior United States markets may experience limited resources of construction material resulting from increasingly restrictive zoning and permitting laws and regulations.  The Corporation’s strategic focus includes expanding inland and offshore capacity and acquiring distribution yards and port locations to offload transported material. Accordingly, aggregates shipments are moved by rail or water through the Corporation’s long-haul distribution network. In 1994, the Corporation had seven distribution yards. At December 31, 2016, the Corporation had 71 distribution yards. The Corporation’s rail network primarily serves its Texas, Florida and Gulf Coast markets. The Corporation’s Bahamas and Nova Scotia locations transport materials via oceangoing ships. The Corporation is currently focusing a portion of its capital spending program on key distribution yards in the southeastern United States.

As the Corporation moves aggregates by rail and water, internal freight costs reduce profit margins when compared with aggregates moved by truck. Freight costs for aggregates products often equal or exceed the selling price of the underlying aggregates products. The Corporation administers freight costs principally in three ways:

Option 1:	The customer supplies transportation.
Option 2:

The Corporation directly ships aggregates products from a production location to a customer by arranging for a third-party carrier to deliver aggregates and then charging the freight costs to the customer. These freight and delivery revenues and costs are separately presented in the consolidated statements of earnings. Such revenues and costs for the aggregates product line were $192.6 million, $211.3 million and $233.4 million in 2016, 2015 and 2014, respectively, and account for a substantial majority of all such costs.

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Option 3:

The Corporation transports aggregates, either by rail or water, from a production location to a distribution yard at which the selling price includes the associated internal freight cost. These freight costs are included in the aggregates product line’s cost of sales and were $231.8 million, $209.6 million and $186.2 million for 2016, 2015 and 2014, respectively. Transportation costs from the distribution yard to the customer are accounted for as described above in options 1 or 2, as applicable.

Further, the long-haul transportation network can diversify market risk for locations that engage in long-haul transportation of their aggregates products. Many locations serve both a local market and transport products via rail and/or water to be sold in other markets. The risk of a downturn in one market may be somewhat mitigated by other markets served by the location.

In 1994, 93% of the Corporation’s aggregates product line shipments were moved by truck and the remainder by rail. In contrast, the originating mode of transportation for the Corporation’s aggregates product line shipments in 2016 was 76% by truck, 20% by rail and 4% by water.  Shipments for cement were predominantly by truck.

The Corporation’s increased dependence on rail shipments has made it more vulnerable to railroad performance issues, including track congestion, crew and power availability, the effects of adverse weather conditions and the ability to renegotiate favorable railroad shipping contracts. Further, in response to these issues, rail transportation providers have focused on increasing the number of cars per unit train under transportation contracts and are generally requiring customers, through the freight rate structure, to accommodate larger unit train movements. A unit train is a freight train moving large tonnages of a single bulk product between two points without intermediate yarding and switching.

Generally, the Corporation does not buy railcars or ships, but instead supports its long-haul distribution network with short- and long-term leases and contracts of affreightment. However, the limited availability of water and rail transportation providers, coupled with limited distribution sites, can adversely affect lease rates for such services and ultimately the freight rate.

The waterborne distribution network increases the Corporation’s exposure to certain risks, including, among other items, meeting minimum tonnage requirements of shipping contracts, demurrage costs, fuel costs, ship availability and weather disruptions. The Corporation’s waterborne transportation is predominately via oceangoing vessels. The Corporation’s average shipping distances from its Bahamas and Nova Scotia locations are 600 miles and 1,200 miles, respectively. Due to the majority of the shipments going to Florida, the weighted-average shipping distances are approximately 30% less than these averages. The Corporation has long-term agreements providing dedicated shipping capacity from its Bahamas and Nova Scotia operations to its coastal ports. These contracts of affreightment are take-or-

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pay contracts with minimum and maximum shipping requirements. If the Corporation fails to ship the annual minimum tonnages under the agreement, it is still obligated to pay the shipping company the contractually-stated minimum amount for that year. The Corporation incurred $1.1 million of these freight costs in 2016; a charge is possible in 2017 if shipment volumes do not meet the contractually-stated minimums. The Corporation’s contracts of affreightment have varying expiration dates ranging from 2017 to 2027 and generally contain renewal options. However, there can be no assurance that such contracts can be renewed upon expiration or that terms will continue without significant increases.

Management expects the multiple transportation modes that have been developed with various rail carriers and deep-water ships will provide the Corporation with the flexibility to effectively serve customers in the Southwest and Southeast coastal markets.

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Internal Expansion and Integration of Acquisitions

The Corporation’s capital expansion, acquisition and greensite programs are designed to take advantage of construction market growth through investment in both permanent and portable facilities at the Corporation’s operations. Over an economic cycle, the Corporation will typically invest, on average, organic capital at an annual level that approximates depreciation expense. At mid-cycle and through cyclical peaks, organic capital investment typically exceeds depreciation expense, as the Corporation supports current capacity needs and invests for future capacity growth.  Conversely, at a cyclical trough, the Corporation can reduce levels of capital investment.  Regardless of cycle, the Corporation sets a priority of investing capital to ensure safe, environmentally-sound and efficient operations and to provide the highest quality of customer service and establish a foundation for future growth.

In the first quarter of 2016, the Corporation acquired the outstanding stock of Rocky Mountain Materials and Asphalt, Inc. and Rocky Mountain Premix, Inc.  The acquisition included four aggregates plants, two asphalt plants and two ready mixed concrete operations, and provides more than 500 million tons of mineral reserves and expands the Corporation’s presence along the Front Range of the Rocky Mountains, home to 80% of Colorado’s population.

During the third quarter 2016, the Corporation acquired the remaining interest in Ratliff Ready-Mix, L.P. (“Ratliff”), which operates ready mixed concrete plants in central Texas.  Prior to the acquisition, the Corporation owned a 40% interest in Ratliff.  The acquisition of Ratliff enhanced the vertical integration provided by the cement product line.

The Corporation also acquires contiguous property around existing quarry locations. This property can serve as buffer property or additional mineral reserve capacity, assuming regulatory hurdles can be cleared and the underlying geology supports economical aggregates mining. In either instance, the acquisition of additional property around an existing quarry allows the expansion of the quarry footprint and extension of quarry life. Some locations having limited reserves may be unable to expand.

A long-term capital focus for the Corporation, primarily in the midwestern United States due to the nature of its indigenous aggregates supply, is underground limestone aggregates mines. The Corporation is the largest operator of underground aggregates mines in the United States and operates 14 active underground mines located in the Mid-America Group.  Production costs are generally higher at underground mines than surface quarries since the method of the aggregates recovery and access to the reserves result in higher development, explosives and depreciation costs. However, these locations often possess transportation advantages that can lead to value-added, higher average selling prices than more distant surface quarries.

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On average, the Corporation’s aggregates reserves exceed 60 years based on normalized production levels and approximate 100 years at current production rates.

Magnesia Specialties Business Risks

Through its Magnesia Specialties segment, the Corporation manufactures and markets magnesia-based chemicals products for industrial, agricultural and environmental applications, and dolomitic lime for use primarily in the steel industry. In 2016, 69% of Magnesia Specialties’ net sales were attributable to chemicals products, 30% were attributable to lime and 1% was attributable to stone.

In 2016, 83% of the lime produced was sold to third-party customers, while the remaining 17% was used internally as a raw material for the business’ manufacturing of chemicals products. Dolomitic lime products sold to external customers are primarily used by the steel industry, and overall, 41% of Magnesia Specialties’ 2016 net sales related to products used in the steel industry. Accordingly, a portion of the segment’s revenues and profits is affected by production and inventory trends within the steel industry. These trends are guided by the rate of consumer consumption, the flow of offshore imports and other economic factors. Average steel production in 2016 declined 0.5% versus 2015.  Declining steel utilization and United States dollar strength could adversely affect Magnesia Specialties’ operating results.

Of Magnesia Specialties’ 2016 total revenues, 18% came from foreign jurisdictions, including Canada, Mexico, Europe, South America and the Pacific Rim. As a result of foreign market sales, financial results could be affected by foreign currency exchange rates, increasing transportation costs or weak economic conditions in the foreign markets. To mitigate the short-term effect of currency exchange rates, the United States dollar is used as the functional currency in foreign transactions.  However, the current strength of the United States dollar in foreign markets is affecting the overall price of Magnesia Specialties’ products when compared to foreign-domiciled competitors.

Given high fixed costs, low capacity utilization can negatively affect the segment’s results of operations. Further, the production of certain magnesia chemical products and lime products requires natural gas, coal and petroleum coke to fuel kilns. Price fluctuations of these fuels affect the segment’s profitability.

The Magnesia Specialties business is highly dependent on rail transportation, particularly for movement of dolomitic lime from Woodville to Manistee and direct customer shipments of dolomitic lime and magnesia chemicals products from both Woodville and Manistee.  The segment can be affected by the risks outlined in Transportation Exposure.  All of Magnesia Specialties’ hourly workforce belongs to a labor union. Union contracts cover hourly employees at the Manistee, Michigan, magnesia-based chemicals plant and the Woodville, Ohio, lime plant. The labor contract for the Woodville and Manistee locations expire in May 2018 and August 2019, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Management expects future organic growth to result from increased pricing, rationalization of the current product portfolio and/or further cost reductions. In the current operating environment where steel utilization is at levels close to 70% and the strength of the United States dollar pressures product competitiveness in international markets, any unplanned change in costs or customers introduces volatility to the earnings of the Magnesia Specialties segment.

Environmental Regulation and Litigation

The expansion and growth of the aggregates industry is subject to increasing challenges from environmental and political advocates hoping to control the pace and direction of future development. Certain environmental groups have published lists of targeted municipal areas, including areas within the Corporation’s marketplace, for environmental and suburban growth control. The effect of these initiatives on the Corporation’s growth is typically localized. Further challenges are expected as the momentum of these initiatives ebb and flow across the United States. Rail and other transportation alternatives are being heralded by these special-interest groups as solutions to mitigate road traffic congestion and overcrowding.

The Corporation’s operations are subject to and affected by federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. Certain of the Corporation’s operations may occasionally use substances classified as toxic or hazardous. The Corporation regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Corporation’s businesses, as it is with other companies engaged in similar businesses.

Environmental operating permits are, or may be, required for certain of the Corporation’s operations; such permits are subject to modification, renewal and revocation. New permits are generally required for opening new sites or for expansion at existing operations and can take several years to obtain. In the area of land use, rezoning and special or conditional use permits are increasingly difficult to obtain. Once a permit is issued, the location is required to generally operate in accordance with the approved site plan.

As is the case with other companies in the cement industry, the Corporation’s cement operations produce varying quantities of cement kiln dust (“CKD”).  This production by-product consists of fine-grained, solid, highly alkaline material removed from cement kiln exhaust gas by air pollution control devices.  Because much of the CKD is actually unreacted raw materials, it is generally permissible to recycle the CKD back into the production process, and large amounts are often treated in such manner.  CKD that is not returned to the production process is disposed in landfills.  CKD is currently exempted from federal hazardous waste regulations under Subtitle C of the Resource Conservation and Recovery Act (“RCRA”).

The Clean Air Act, originally passed in 1963 and periodically updated by amendments, is the United States’ national air pollution control program that granted the Environmental Protection Agency (“EPA”) authority to set limits on the level of various air pollutants. To be in compliance with National Ambient Air Quality Standards (“NAAQS”), a defined geographic area must be below established limits for six pollutants. Environmental groups have been successful in lawsuits against the federal and certain state departments of transportation, delaying highway construction in municipal areas not in compliance with the Clean Air Act. The EPA designates geographic areas as nonattainment areas when the level of air pollutants exceeds the national standard. Nonattainment areas receive deadlines to reduce air pollutants by instituting various control strategies or otherwise face fines or control by the EPA. Included as nonattainment areas are several major metropolitan areas in the Corporation’s markets, such as Houston/Brazoria/Galveston, Texas; Dallas/Fort Worth, Texas; Denver, Colorado; Boulder, Colorado; Fort Collins/Greeley/Loveland, Colorado; Council Bluffs, Iowa; Atlanta, Georgia; and Indianapolis, Indiana.  Federal transportation funding has been directly tied to compliance with the Clean Air Act.

The EPA includes the lime industry as a national enforcement priority under the Clean Air Act. As part of the industry-wide effort, the EPA issued notices of violation/findings of violation (“NOVs”) to the Corporation in 2010 and 2011 regarding its compliance with the Clean Air Act’s New Source Review (“NSR”) program at its Magnesia Specialties dolomitic lime manufacturing plant in Woodville, Ohio. The Corporation has been providing information to the EPA in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

response to these NOVs and has had several meetings with the EPA. The Corporation believes it is in substantial compliance with the NSR program. At this time, the Corporation cannot reasonably estimate what likely penalties or upgrades to equipment might ultimately be required. The Corporation believes that any costs related to any required upgrades to capital equipment will be spread over time and will not have a material adverse effect on the Corporation’s results of operations or its financial condition.

Large emitters (facilities that emit 25,000 metric tons or more per year) of greenhouse gases (“GHG”) must report GHG generation to comply with the EPA’s Mandatory Greenhouse Gases Reporting Rule (“GHG Rule”). The Corporation files annual reports in accordance with the GHG Rule relating to operations at its Magnesia Specialties facilities in Woodville, Ohio, and Manistee, Michigan, as well as the two cement plants in Texas, each of which emit certain GHG, including carbon dioxide, methane and nitrous oxide. If Congress passes legislation on GHG, these operations will likely be subject to the new program. Under President Trump’s new administration, it is unknown whether the EPA is likely to impose additional regulatory restrictions on emissions of GHG. However, the Corporation believes that any increased operating costs or taxes related to GHG emission limitations at its Woodville or cement operations would be passed on to its customers. The Manistee facility may have to absorb extra costs due to the regulation of GHG emissions in order to maintain competitive pricing in its markets. The Corporation cannot reasonably predict how much those increased costs may be.

The Corporation is engaged in certain legal and administrative proceedings incidental to its normal business activities. In the opinion of management and counsel, based upon currently available facts, the likelihood is remote that the ultimate outcome of any litigation or other proceedings, including those pertaining to environmental matters, relating to the Corporation and its subsidiaries, will have a material adverse effect on the overall results of the Corporation’s operations, cash flows or financial position.

FULL-YEAR 2017 OUTLOOK

The Corporation is encouraged by positive trends in the markets it serves and its ability to execute its strategic business plans. Notably:

•

For the public sector, continued growth is expected in 2017 as new monies begin to flow into the system. FAST Act projects should accelerate through the year, supported by ongoing projects funded through TIFIA. Additionally, state initiatives to finance infrastructure projects, including the state and local ballot initiatives passed over the past 24 months, are expected to grow and continue to play an expanded role in public-sector activity.

•

Nonresidential construction is expected to modestly increase in both the heavy industrial and commercial sectors.  The Dodge Momentum Index is at its highest level since 2009, signaling continued growth. Additional energy-related economic activity, including follow-on public and private construction activity, will be mixed. While $47 billion of new energy-related projects are scheduled to start in 2017 and 2018, the certainty and timing of commencement will affect nonresidential growth.

•

Residential construction is expected to continue to experience growth, driven by employment gains, historically low levels of construction activity over the previous several years, low mortgage rates, significant lot absorption and higher multi-family rental rates.

Based on these trends and expectations, including a return to more normal weather patterns, the Corporation anticipates the following for the full year:

•	Aggregates end-use markets compared with 2016 levels are as follows:
o	Infrastructure market to increase mid-single digits.
o	Nonresidential market to increase in the low- to mid-single digits.
o	Residential market to increase in the mid- to high-single digits.
o	ChemRock/Rail market to remain stable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

2017 GUIDANCE
(dollars and tons in millions, except per ton)	Low	High
Consolidated Results
Consolidated net sales[1]	$3,750	$3,950
Consolidated gross profit	$1,000	$1,100

SG&A	$255	$265
Interest expense	$85	$90
Estimated tax rate (excluding discrete events)	30%	30%
Capital Expenditures	$400	$500

EBITDA	$1,050	$1,130

Aggregates Product Line
Volume (total tons)[2]	165.0	167.0
% growth[2]	4%	6%

Average selling price per ton	$13.50	$13.75
% growth	5%	7%

Net sales	$2,200	$2,300
Gross profit	$660	$725

Cement Product Line
Net sales	$380	$400
Gross profit	$130	$155

Ready Mixed Concrete and Asphalt and Paving Operations
Net sales	$1,325	$1,400
Gross profit	$145	$155

Magnesia Specialties
Net sales	$235	$240
Gross profit	$85	$90

1 Consolidated net sales reflect the elimination of $390 million of interproduct sales.

2 Represents total aggregates volumes, which includes approximately 11.6 million internal tons. Volume growth ranges are in comparison to total volumes of 158.6 million tons as reported for the full year 2016, which includes 10.4 million internal tons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Risks To Outlook

The 2017 outlook includes management’s assessment of the likelihood of certain risks and uncertainties that will affect performance, including but not limited to: both price and volume; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues, including the nature, extent and/or timing of infrastructure funding, that impact the federal budget; the termination, capping and/or reduction of state gasoline tax(es) or other state revenue related to infrastructure construction; the volatility in the commencement of infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery; a reduction in economic activity in the Corporation’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a sustained reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws, rules and regulations; construction labor shortages; and unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or its Magnesia Specialties production facilities.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Corporation’s principal business serves customers in aggregates-related construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, mitigate the risk of uncollectible receivables.  The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Building Materials business and, therefore, profitability.  Production costs in the Building Materials business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network.  Additionally, fluctuation in the price of coal affects costs in the cement product line.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization as well as the absolute price and fluctuation in the cost of natural gas.

Transportation in the Corporation’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Corporation’s efficient transportation of aggregates into certain markets, most notably Texas, Colorado, Florida and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Corporation’s movement of essential dolomitic lime for magnesia chemicals, to both the Corporation’s plant in Manistee, Michigan, and customers.  The availability of trucks, drivers and railcars to transport the Corporation’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Corporation’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. In fact, in early October 2016, Hurricane Matthew generated winds and significant amounts of rainfall disrupting operations in the Bahamas, Florida, Georgia and the Carolinas.  However, after hurricane-related flood waters recede, management expects an increase in construction activity as roads, homes and businesses are repaired.

Risks to the outlook also include shipment declines resulting from economic events beyond the Corporation’s control.  In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from interest cost related to its variable-rate debt.

The Corporation’s future performance is also exposed to risks from tax reform at the federal and state levels.

For a discussion of additional risks, see Forward-Looking Statements – Safe Harbor Provisions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Other Financial Information

Critical Accounting Policies and Estimates

The Corporation’s audited consolidated financial statements include certain critical estimates regarding the effect of matters that are inherently uncertain. These estimates require management’s subjective and complex judgments. Amounts reported in the Corporation’s consolidated financial statements could differ materially if management used different assumptions in making these estimates, resulting in actual results differing from those estimates. Methodologies used and assumptions selected by management in making these estimates, as well as the related disclosures, have been reviewed by and discussed with the Corporation’s Audit Committee. Management’s determination of the critical nature of accounting estimates and judgments may change from time to time depending on facts and circumstances that management cannot currently predict.

Business Combinations – Allocation of Purchase Price

The Corporation’s Board of Directors and management regularly review strategic long-term plans, including potential investments in value-added acquisitions of related or similar businesses, which would increase the Corporation’s market share and/or are related to the Corporation’s existing markets.  When an acquisition is completed, the Corporation’s consolidated statements of earnings include the operating results of the acquired business starting from the date of acquisition, which is the date control is obtained.  The purchase price is determined based on the fair value of assets and equity interests given to the seller and any future obligations to the seller as of the date of acquisition.  Additionally, conversion of the seller’s equity awards into equity awards of the Corporation can affect the purchase price.  The Corporation allocates the purchase price to the fair values of the tangible and intangible assets acquired and liabilities assumed as valued at the date of acquisition.  Goodwill is recorded for the excess of the purchase price over the net of the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date.  The purchase price allocation is a critical accounting policy because the estimation of fair values of acquired assets and assumed liabilities is judgmental and requires various assumptions.  Further, the amounts and useful lives assigned to depreciable and amortizable assets versus amounts assigned to goodwill and indefinite-lived intangible assets, which are not amortized, can significantly affect the results of operations in the period of and for periods subsequent to a business combination.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction, and, therefore, represents an exit price.  A fair-value measurement assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date.  The Corporation assigns the highest level of fair value available to assets acquired and liabilities assumed based on the following options:

•	Level 1 – Quoted prices in active markets for identical assets and liabilities
•	Level 2 – Observable inputs, other than quoted prices, for similar assets or liabilities in active markets
•	Level 3 – Unobservable inputs are used to value the asset or liability which includes the use of valuation models

Level 1 fair values are used to value investments in publicly-traded entities and assumed obligations for publicly-traded long-term debt.

Level 2 fair values are typically used to value acquired receivables, inventories, machinery and equipment, land, buildings, deferred income tax assets and liabilities, and accruals for payables, asset retirement obligations, environmental remediation and compliance obligations, and contingencies.  Additionally, Level 2 fair values are typically used to value assumed contracts at other-than-market rates.

Level 3 fair values are used to value acquired mineral reserves and mineral interests produced and sold as final products, and separately-identifiable intangible assets.  The fair values of mineral reserves and mineral interests are determined using an excess earnings approach, which requires management to estimate future cash flows, net of capital investments in the specific operation and contributory asset charges.  The estimate of future cash flows is based on

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

available historical information and future expectations and assumptions determined by management, but is inherently uncertain.  Key assumptions in estimating future cash flows include sales price, shipment volumes, production costs and capital needs.  The present value of the projected net cash flows represents the fair value assigned to mineral reserves and mineral interests.  The discount rate is a significant assumption used in the valuation model and is based on the required rate of return that a hypothetical market participant would require if purchasing the acquired business, with an adjustment for the risk of these assets not generating the projected cash flows.

The Corporation values separately-identifiable acquired intangible assets which may include, but are not limited to, permits, customer relationships, water rights and noncompetition agreements.  The fair values of these assets are typically determined by an excess earnings method, a replacement cost method or, in the case of water rights, a market approach.

The useful lives of amortizable intangible assets and the remaining useful lives for acquired machinery and equipment have a significant impact on earnings.  The selected lives are based on the expected periods that the assets will provide value to the Corporation subsequent to the business combination.

The Corporation may adjust the amounts recognized for a business combination during a measurement period after the acquisition date.  Any such adjustments are based on the Corporation obtaining additional information that existed at the acquisition date regarding the assets acquired or the liabilities assumed.  Measurement-period adjustments are generally recorded as increases or decreases to the goodwill recognized in the transaction.  The measurement period ends once the Corporation has obtained all necessary information that existed as of the acquisition date, but does not extend beyond one year from the date of acquisition.  Any adjustments to assets acquired or liabilities assumed beyond the measurement period are recorded through earnings.

Impairment Review of Goodwill

Goodwill is required to be tested annually for impairment.  An interim review is performed between annual tests if facts and circumstances indicate a potential impairment may exist.  The impairment review of goodwill is a critical accounting estimate because goodwill represents 30% of the Corporation’s total assets at December 31, 2016.  Further, the review requires management to apply judgment and make assumptions which may result in an impairment charge that could be material to the Corporation’s financial condition and results of operations.  The Corporation performs its impairment evaluation as of October 1, which represents the annual evaluation date.

The Corporation’s reporting units, which represent the level at which goodwill is tested for impairment, are based on the operating segments of the Building Materials business.  There is no goodwill related to the Magnesia Specialties business.  Prior to the January 1, 2017 reorganization discussed in the Introductory Overview section, the reporting units were as follows:

•	Mid-Atlantic Division, which includes North Carolina, South Carolina, Maryland and Virginia;
•	Mideast Division, which includes Indiana, Kentucky, Ohio and West Virginia;
•	Midwest Division, which includes Iowa, northern Kansas, Minnesota, Missouri, eastern Nebraska and Washington;
•	Southeast Division, which includes Alabama, Florida, Georgia, Tennessee and offshore operations in the Bahamas and Nova Scotia;
•	Rocky Mountain Division, which includes Colorado, western Nebraska, Nevada, Utah and Wyoming;
•	Southwest Division, which includes Arkansas, southern Kansas, Louisiana, Oklahoma and Texas; and
•	Cement Division.

Certain of the aforementioned reporting units within the Building Materials business meet the aggregation criteria and are consolidated as reportable segments for financial reporting purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Goodwill is assigned to the respective reporting unit(s) based on the location of acquisitions at the time of consummation.  Goodwill is tested for impairment by comparing the reporting unit’s fair value to its carrying value, which represents Step 1 of a two-step approach.  However, prior to Step 1, the Corporation may perform an optional qualitative assessment.  As part of the qualitative assessment, the Corporation considers, among other things, the following events and circumstances: macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and other business- or reporting unit-specific events.  If the Corporation concludes it is more-likely-than-not (i.e., a likelihood of more than 50%) that a reporting unit’s fair value is higher than its carrying value, the Corporation does not perform any further goodwill impairment testing for that reporting unit.  Otherwise, it proceeds to Step 1 of its goodwill impairment analysis.  The Corporation may bypass the qualitative assessment for any reporting unit in any period and proceed directly with the quantitative calculation in Step 1.  When the Corporation validates its conclusion by measuring fair value, it may resume performing a qualitative assessment for a reporting unit in any subsequent period. If the reporting unit’s fair value exceeds its carrying value, no further calculation is necessary.  A reporting unit with a carrying value in excess of its fair value constitutes a Step 1 failure and leads to an impairment charge.  The Financial Accounting Standards Board (“FASB”) recently issued an accounting standards update simplifying the calculation of the impairment charge.  Step 2 of the analysis, which was used to determine the amount of impairment, was removed.  Instead, the impairment charge will be calculated as the excess of the carrying value over fair value.  The accounting update is effective for impairment tests performed after December 15, 2019, with early adoption permitted.

In 2016, the Corporation performed a Step-1 analysis for all reporting units.  The Step-1 analysis for the aggregates, ready mixed concrete and asphalt and paving product lines’ reporting units was performed to update the fair values, as the Corporation had performed a qualitative assessment for the previous evaluation.  The Cement Division reporting unit was acquired in 2014, and a Step-1 analysis was performed again in 2016.  The fair values were calculated using a discounted cash flow model.  Key assumptions included management’s estimates of future profitability, capital requirements, discount rates ranging from 10.0% to 10.5% and a terminal growth rate of 2.5%.  Each of the aggregates, ready mixed concrete and asphalt and paving product lines’ reporting units passed the Step-1 analysis by a significant margin.  The fair value of the Cement Division reporting unit exceeded its carrying value by 10%, or $163 million.  For sensitivity purposes, a 100-basis-point increase in the discount rate, holding all other assumptions constant, would result in the Cement Division reporting unit failing the Step-1 analysis.  The Cement Division reporting unit had $865 million of goodwill at December 31, 2016.

Price, cost and volume changes, profitability, efficiency improvements, the discount rate and the terminal growth rate are significant assumptions in performing a Step-1 analysis.  These assumptions are interdependent and have a significant impact on the results of the test.

Future profitability and capital requirements are, by their nature, estimates.  Price, cost and volume assumptions were based on current forecasts, including the use of external sources, and market conditions.  Capital requirements included maintenance-level needs, efficiency projects and known capacity-increasing initiatives.

A discount rate is calculated for each reporting unit that requires a Step-1 analysis and represents its weighted average cost of capital.  The calculation of the discount rate includes the following components, which are primarily based on published sources:  equity risk premium, historical beta, risk-free interest rate, small-stock premium, company-specific premium and borrowing rate.

The terminal growth rate was based on the projected annual increase in Gross Domestic Product.

Management believes that all assumptions used were reasonable based on historical operating results and expected future trends.  However, if future operating results are unfavorable as compared with forecasts, the results of future goodwill impairment evaluations could be negatively affected.  Further, mineral reserves, which represent underlying assets producing the reporting units’ cash flows for the aggregates product line, are depleting assets by their nature.  The potential write off of goodwill from future evaluations represents a risk to the Corporation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Pension Expense-Selection of Assumptions

The Corporation sponsors noncontributory defined benefit pension plans that cover substantially all employees and a Supplemental Excess Retirement Plan (“SERP”) for certain retirees (see Note J to the audited consolidated financial statements).  Annual pension expense (inclusive of SERP expense) consists of several components:

•	Service Cost, which represents the present value of benefits attributed to services rendered in the current year, measured by expected future salary levels.
•	Interest Cost, which represents one year’s additional interest on the outstanding liability.
•	Expected Return on Assets, which represents the expected investment return on pension fund assets.
•

Amortization of Prior Service Cost and Actuarial Gains and Losses, which represents components that are recognized over time rather than immediately.  Prior service cost represents credit given to employees for years of service prior to plan inception.  Actuarial gains and losses arise from changes in assumptions regarding future events or when actual returns on assets differ from expected returns.  At December 31, 2016, unrecognized actuarial loss and unrecognized prior service cost were $218.1 million and $0.4 million, respectively.  Pension accounting rules currently allow companies to amortize the portion of the unrecognized actuarial loss that represents more than 10% of the greater of the projected benefit obligation or pension plan assets, using the average remaining service life for the amortization period.  Therefore, the $218.1 million unrecognized actuarial loss consists of $134.9 million currently subject to amortization in 2017 and $83.2 million not subject to amortization in 2017.  $14.1 million of amortization of the actuarial loss is estimated to be a component of 2017 annual pension expense.

These components are calculated annually to determine the pension expense reflected in the Corporation’s results of operations.

Management believes the selection of assumptions related to the annual pension expense is a critical accounting estimate due to the high degree of volatility in the expense dependent on selected assumptions.  The key assumptions are as follows:

•	The discount rate is used to present value the pension obligation and represents the current rate at which the pension obligations could be effectively settled.
•

The expected long-term rate of return on pension fund assets is used to estimate future asset returns and should reflect the average rate of long-term earnings on assets invested to provide for the benefits included in the projected benefit obligation.

•	The mortality table represents published statistics on the expected lives of people.
•	The rate of increase in future compensation levels is also a key assumption that projects the pay-related pension benefit formula and should estimate actual future compensation levels.

Management’s selection of the discount rate is based on an analysis that estimates the current rate of return for high-quality, fixed-income investments with maturities matching the payment of pension benefits that could be purchased to settle the obligations.  The Corporation selected a hypothetical portfolio of Moody’s Aa bonds, with maturities that mirror the benefit obligations, to determine the discount rate.  At December 31, 2016, the Corporation selected a discount rate assumption of 4.29%, a 38-basis-point decrease from the prior-year assumption.  Of the four key assumptions, the discount rate is generally the most volatile and sensitive estimate.  Accordingly, a change in this assumption has the most significant impact on the annual pension expense.

Management’s selection of the rate of increase in future compensation levels is generally based on the Corporation’s historical salary increases, including cost of living adjustments and merit and promotion increases, giving

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

consideration to any known future trends.  A higher rate of increase results in higher pension expense.  The assumed long-term rate of increase of 4.5% is consistent with the prior year’s assumption.

Management’s selection of the expected long-term rate of return on pension fund assets is based on a building-block approach, whereby the components are weighted based on the allocation of pension plan assets.  Given that these returns are long-term, there are generally not significant fluctuations in the expected rate of return from year to year.  Based on the currently projected returns on these assets and related expenses, the Corporation selected an expected return on assets of 6.75%, a 25-basis-point decrease from the prior-year rate.  The following table presents the expected return on pension assets as compared with the actual return on pension assets:

(add 000)	Expected Return on Pension Assets	Actual Return on Pension Assets
2016	$37,699	$35,432
2015	$36,385	$ (651)
2014	$32,661	$26,186

The difference between expected return on pension assets and the actual return on pension assets is not immediately recognized in the consolidated statements of earnings.  Rather, pension accounting rules require the difference to be included in actuarial gains and losses, which are amortized into annual pension expense as previously described.

The Corporation estimates the remaining lives of participants in the pension plans using the Society of Actuaries’ RP-2014 Base Mortality Table.  The no-collar table was used for salaried participants and the blue-collar table, reflecting the experience of the Corporation’s participants, was used for hourly participants.  The Corporation selected the MP-2016 scale for mortality improvement.

Assumptions are selected on December 31 to calculate the succeeding year’s expense.  For the 2016 pension expense, assumptions selected at December 31, 2015 were as follows:

Discount rate     4.67%

Rate of increase in future compensation levels4.50%

Expected long-term rate of return on assets7.00%

Average remaining service period for participants     10 years

Mortality Tables:

Base TableRP-2014

Mortality Improvement ScaleBB-2D

Using these assumptions, 2016 pension expense was $33.7 million.  A change in the assumptions would have had the following impact on 2016 expense:

•	A change of 25 basis points in the discount rate would have changed 2016 expense by approximately $3.2 million.
•	A change of 25 basis points in the expected long-term rate of return on assets would have changed the 2016 expense by approximately $1.3 million.

For 2017 pension expense, assumptions selected at December 31, 2016 were as follows:

Discount rate     4.29%

Rate of increase in future compensation levels4.50%

Expected long-term rate of return on assets6.75%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Average remaining service period for participants 10 years

Mortality Tables:

Base TableRP-2014

Mortality Improvement ScaleMP-2016

Using these assumptions, 2017 pension expense is expected to be approximately $37.0 million based on current demographics and structure of the plans.  Changes in the underlying assumptions would have the following estimated impact on the 2017 expected expense:

•	A change of 25 basis points in the discount rate would change the 2017 expected expense by approximately $3.6 million.
•	A change of 25 basis points in the expected long-term rate of return on assets would change the 2017 expected expense by approximately $1.5 million.

The Corporation made pension plan contributions of $44.8 million in 2016 and $186.7 million for the five-year period ended December 31, 2016.  Despite these contributions, the Corporation’s pension plans are underfunded (projected benefit obligation exceeds the fair value of plan assets) by $235.6 million at December 31, 2016.  The Corporation’s projected benefit obligation was $831.8 million at December 31, 2016, an increase of $77.3 million over the prior year, driven by the lower discount rate.  The Corporation expects to make pension plan and SERP contributions of $32.5 million in 2017.

Estimated Effective Income Tax Rate

The Corporation uses the liability method to determine its provision for income taxes.  Accordingly, the annual provision for income taxes reflects estimates of the current liability for income taxes, estimates of the tax effect of financial reporting versus tax basis differences using statutory income tax rates and management’s judgment with respect to any valuation allowances on deferred tax assets.  The result is management’s estimate of the annual effective tax rate (the “ETR”).

Income for tax purposes is determined through the application of the rules and regulations under the United States Internal Revenue Code and the statutes of various foreign, state and local tax jurisdictions in which the Corporation conducts business.  Changes in the statutory tax rates and/or tax laws in these jurisdictions can have a material effect on the ETR.  The effect of these changes, if any, is recognized when the change is enacted.

As prescribed by these tax regulations, as well as generally accepted accounting principles, the manner in which revenues and expenses are recognized for financial reporting and income tax purposes is not always the same.  Therefore, these differences between the Corporation’s pretax income for financial reporting purposes and the amount of taxable income for income tax purposes are treated as either temporary or permanent, depending on their nature.

Temporary differences reflect revenues or expenses that are recognized in financial reporting in one period and taxable income in a different period.  An example of a temporary difference is the use of the straight-line method of depreciation of machinery and equipment for financial reporting purposes and the use of an accelerated method for income tax purposes.  Temporary differences result from differences between the financial reporting basis and tax basis of assets or liabilities and give rise to deferred tax assets or liabilities (i.e., future tax deductions or future taxable income).  Therefore, when temporary differences occur, they are offset by a corresponding change in a deferred tax account.  As such, total income tax expense as reported in the Corporation’s consolidated statements of earnings is not changed by temporary differences.

The Corporation has deferred tax liabilities, primarily for property, plant and equipment and goodwill.  The deferred tax liabilities attributable to property, plant and equipment relate to accelerated depreciation and depletion methods used for income tax purposes as compared with the straight-line and units of production methods used for financial reporting

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

purposes.  These temporary differences will reverse over the remaining useful lives of the related assets.  The deferred tax liabilities attributable to goodwill arise as a result of amortizing goodwill for income tax purposes but not for financial reporting purposes.  This temporary difference reverses when goodwill is written off for financial reporting purposes, either through divestitures or an impairment charge.  The timing of such events cannot be estimated.

The Corporation has deferred tax assets, primarily for unvested stock-based compensation awards, employee pension and postretirement benefits, valuation reserves, inventories, net operating loss carryforwards and tax credit carryforwards.  The deferred tax assets attributable to unvested stock-based compensation awards relate to differences in the timing of deductibility for financial reporting purposes versus income tax purposes.  For financial reporting purposes, the fair value of the awards is deducted ratably over the requisite service period.  For income tax purposes, no deduction is allowed until the award is vested or no longer subject to substantial risk of forfeiture.  Deferred tax assets are carried on stock options that have exercise prices in excess of the closing price of the Corporation’s common stock at December 31, 2016.  If these options expire without being exercised, the deferred tax assets are written off by reducing the pool of excess tax benefits to the extent available and expensing any excess.  Beginning January 1, 2017, the Corporation will record all excess tax benefits and tax deficiencies as income tax expense or benefit as a discrete event in the period in which the award vests or settles, increasing volatility in the income tax rate from period to period.  The deferred tax assets attributable to employee pension and postretirement benefits relate to deductions as plans are funded for income tax purposes compared with deductions for financial reporting purposes based on accounting standards.  The reversal of these differences depends on the timing of the Corporation’s contributions to the related benefit plans as compared to the annual expense for financial reporting purposes.  The deferred tax assets attributable to valuation reserves and inventories relate to the deduction of estimated cost reserves and various period expenses for financial reporting purposes that are deductible in a later period for income tax purposes.  The reversal of these differences depends on facts and circumstances, including the timing of deduction for income tax purposes for reserves previously established and the establishment of additional reserves for financial reporting purposes.  At December 31, 2016, the Corporation had state net operating loss carryforwards of $220.5 million with varying expiration dates through 2036 and related state deferred tax assets of $10.5 million.  The Corporation recorded a valuation allowance of $8.3 million for these deferred tax assets based on the uncertainty of generating future taxable income in the respective jurisdictions during the limited period that the net operating loss carryforwards can be utilized under state statutes.  The Corporation utilized total federal net operating loss carryforwards of $33.9 million in 2016.  The Corporation had domestic state tax credit carryforwards of $1.4 million, for which a valuation allowance of $0.2 million was recorded at December 31, 2016.  Additionally, the Corporation had alternative minimum tax (“AMT”) credit carryforwards of $17.2 million.

Property, Plant and Equipment

Net property, plant and equipment represent 47% of total assets at December 31, 2016. Accordingly, accounting for these assets represents a critical accounting policy. Useful lives of the assets can vary depending on factors, including production levels, geographic location, portability and maintenance practices. Additionally, climate and inclement weather can reduce the useful life of an asset. Historically, the Corporation has not recognized significant losses on the disposal or retirement of fixed assets.

The Corporation evaluates aggregates reserves, including aggregates reserves used in the cement manufacturing process, in several ways, depending on the geology at a particular location and whether the location is a potential new site (greensite), an acquisition or an existing operation.  Greensites require an extensive drilling program before any significant investment is made in terms of time, site development or efforts to obtain appropriate zoning and permitting (see section Environmental Regulation and Litigation).  The depth of overburden and the quality and quantity of the aggregates reserves are significant factors in determining whether to pursue opening the site.  Further, the estimated average selling price for products in a market is also a significant factor in concluding that reserves are economically mineable.  If the Corporation’s analysis based on these factors is satisfactory, the total aggregates reserves available are calculated and a determination is made whether to open the location.  Reserve evaluation at existing locations is typically performed to evaluate purchasing adjoining properties, for quality control, calculating overburden volumes and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

for mine planning.  Reserve evaluation of acquisitions may require a higher degree of sampling to locate any problem areas that may exist and to verify the total reserves.

Well-ordered subsurface sampling of the underlying deposit is basic to determining reserves at any location.  This subsurface sampling usually involves one or more types of drilling, determined by the nature of the material to be sampled and the particular objective of the sampling.  The Corporation’s objectives are to ensure that the underlying deposit meets aggregates specifications and the total reserves on site are sufficient for mining and economically recoverable.  Locations underlain with hard rock deposits, such as granite and limestone, are drilled using the diamond core method, which provides the most useful and accurate samples of the deposit.  Selected core samples are tested for soundness, abrasion resistance and other physical properties relevant to the aggregates industry and depending on its use.  The number and depth of the holes are determined by the size of the site and the complexity of the site-specific geology.  Some geological factors that may affect the number and depth of holes include faults, folds, chemical irregularities, clay pockets, thickness of formations and weathering.  A typical spacing of core holes on the area to be tested is one hole for every four acres, but wider spacing may be justified if the deposit is homogeneous.

Despite previous drilling and sampling, once accessed, the quality of reserves within a deposit can vary.  Construction contracts, for the infrastructure market in particular, include specifications related to the aggregates material.  If a flaw in the deposit is discovered, the aggregates material may not meet the required specifications.  This can have an adverse effect on the Corporation’s ability to serve certain customers or on the Corporation’s profitability.  In addition, other issues can arise that limit the Corporation’s ability to access reserves in a particular quarry, including geological occurrences, blasting practices and zoning issues.

Locations underlain with sand and gravel are typically drilled using the auger method, whereby a 6-inch corkscrew brings up material from below the ground which is then sampled.  Deposits in these locations are typically limited in thickness, and the quality and sand-to-gravel ratio of the deposit can vary both horizontally and vertically.  Hole spacing at these locations is approximately one hole for every acre to ensure a representative sampling.

The geologist conducting the reserve evaluation makes the decision as to the number of holes and the spacing in accordance with standards and procedures established by the Corporation.  Further, the anticipated heterogeneity of the deposit, based on U.S. geological maps, also dictates the number of holes used.

The generally accepted reserve categories for the aggregates industry and the designations the Corporation uses for reserve categories are summarized as follows:

Proven Reserves – These reserves are designated using closely spaced drill data as described above and a determination by a professional geologist that the deposit is relatively homogeneous based on the drilling results and exploration data provided in U.S. geologic maps, the U.S. Department of Agriculture soil maps, aerial photographs and/or electromagnetic, seismic or other surveys conducted by independent geotechnical engineering firms.  The proven reserves that are recorded reflect reductions incurred as a result of quarrying that result from leaving ramps, safety benches, pillars (underground) and the fines (small particles) that will be generated during processing.  Proven reserves are further reduced by reserves that are under the plant and stockpile areas, as well as setbacks from neighboring property lines.  The Corporation typically assumes a loss factor of 25%.  However, the assumed loss factor at coastal operations is approximately 40% due to the nature of the material.  The assumed loss factor for underground operations is 35% primarily due to pillars.

Probable Reserves – These reserves are inferred utilizing fewer drill holes and/or assumptions about the economically recoverable reserves based on local geology or drill results from adjacent properties.

The Corporation’s proven and probable reserves reflect reasonable economic and operating constraints as to maximum depth of overburden and stone excavation, and also include reserves at the Corporation’s inactive and undeveloped sites, including some sites where permitting and zoning applications will not be filed until warranted by expected future growth.  The Corporation has historically been successful in obtaining and maintaining appropriate zoning and permitting (see section Environmental Regulation and Litigation).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Mineral reserves and mineral interests, when acquired in connection with a business combination, are valued using an excess earnings approach for the life of the proven and probable reserves.

The Corporation uses proven and probable reserves as the denominator in its units-of-production calculation to record depletion expense for its mineral reserves and mineral interests.  During 2016, depletion expense was $15.9 million.

The Corporation begins capitalizing quarry development costs at a point when reserves are determined to be proven or probable, economically mineable and when demand supports investment in the market.  Capitalization of these costs ceases when production commences.  Quarry development costs are classified as land improvements.

New mining areas may be developed at existing quarries in order to access additional reserves.  When this occurs, management reviews the facts and circumstances of each situation in making a determination as to the appropriateness of capitalizing or expensing the related pre-production development costs.  If the additional mining location operates in a separate and distinct area of a quarry, the costs are capitalized as quarry development costs and depreciated over the life of the uncovered reserves.  Further, a separate asset retirement obligation is created for additional mining areas when the liability is incurred.  Once a new mining area enters the production phase, all post-production stripping costs are expensed as incurred as periodic inventory production costs.

Inventory Standards

The Corporation values its finished goods inventories under the first-in, first-out methodology using standard costs. For quarries, standards are developed using production costs for a twelve-month period, in addition to complying with the principle of lower of cost or net realizable value, and adjusting, if necessary, for normal capacity levels and abnormal costs. In addition to production costs, standards for distribution yards include a freight component for the cost of transporting the inventory from a quarry to the distribution yard and materials handling costs. Pre-operating start-up costs are expensed as incurred and not capitalized as part of inventory costs. In periods in which production costs, in particular, energy costs, and/or production volumes have changed significantly from the prior period, the revision of standards can have a significant impact on the Corporation’s operating results (see section Cost Structure).

Standard costs for the aggregates product lines are recalculated on a quarterly basis to match finished goods inventory values with changes in production costs and production volumes.

Liquidity and Cash Flows

Operating Activities

The Corporation’s primary source of liquidity during the past three years has been cash generated from its operating activities. Operating cash flow is substantially derived from consolidated net earnings, before deducting depreciation, depletion and amortization, and offset by working capital requirements. Cash provided by operations was $689.2 million in 2016, $580.6 million in 2015 and $385.9 million in 2014. The increases in 2016 and 2015 were primarily attributable to higher earnings before depreciation, depletion and amortization expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

Depreciation, depletion and amortization were as follows:

years ended December 31 (add 000)	2016	2015	2014
Depreciation	$253,028	$232,527	$200,242
Depletion	15,907	14,347	11,000
Amortization	16,318	16,713	11,504
Total	$285,253	$263,587	$222,746

The increase in depreciation, depletion and amortization expense in 2016 is primarily due to the Medina Rock and Rail capital project, which was completed at the end of 2015.  The increase in 2015 is primarily attributable to the TXI acquisition on July 1, 2014.

Investing Activities

Net cash used for investing activities was $555.3 million in 2016 and $49.3 million in 2014 and net cash provided by investing activities was $88.5 million in 2015.

Property, plant and equipment capitalized by reportable segment, excluding acquisitions, was as follows:

years ended December 31 (add 000)	2016	2015	2014
Mid-America Group	$150,490	$73,255	$75,253
Southeast Group	30,588	12,155	22,135
West Group	204,495	208,169	116,858
Total Building Materials Business	385,573	293,579	214,246
Magnesia Specialties	8,944	8,916	2,588
Corporate	9,031	15,737	15,349
Total	$403,548	$318,232	$232,183

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

In 2016, the increase in capital spending in the Mid-America Group is primarily due to the purchase of land in South Carolina and mobile equipment.  Increased capital spending in 2015 and 2014 for the West Group is attributable to investments in the legacy TXI locations and the construction of the new Medina limestone quarry near San Antonio, the largest internal capital project in the Corporation’s history.

The Corporation paid cash of $178.8 million, $43.2 million and $0.2 million for acquisitions in 2016, 2015 and 2014, respectively.

Proceeds from divestitures and sales of assets were $6.5 million in 2016, $448.1 million in 2015 and $122.0 million in 2014.  This pretax cash is generated from the sales of surplus land and equipment.  In 2015, the amount also reflects the divestiture of the California cement operations.  In 2014, the proceeds reflect the required sale of an aggregates quarry in Oklahoma and two rail yards in Texas as a result of an agreement between the Corporation and the U.S. Department of Justice as part of its review of the TXI business combination.

Financing Activities

The Corporation used $252.3 million, $609.4 million and $270.3 million of cash for financing activities during 2016, 2015 and 2014, respectively.

Net borrowings of long-term debt in 2016 were $110.7 million and net repayments of long-term debt were $14.7 million and $188.5 million in 2015 and 2014, respectively.  As discussed in Note G of the audited consolidated financial statements, on December 5, 2016, the Corporation entered into a credit agreement (“Credit Agreement”) with a syndication of lenders, which provides a $700 million five-year senior unsecured revolving facility (the “Revolving Facility”) and expires December 5, 2021.  The Revolving Facility replaced the existing credit agreement at that time.  The Corporation paid $2.3 million of debt issuance costs related to the facility.

During 2016, the Corporation repurchased 1.6 million shares for a total cost of $259.2 million, or $163.24 per share.  3.3 million shares were repurchased during 2015 for a total cost of $520.0 million, or $158.28 per share.

For the year ended December 31, 2016, the Board of Directors approved total cash dividends on the Corporation’s common stock of $1.64 per share. For the years ended December 31, 2015 and 2014, the approved total cash dividends was $1.60 per share for each year. Total cash dividends were $105.0 million in 2016, $107.5 million in 2015 and $91.3 million in 2014.

Cash provided by issuances of common stock, which represents the exercises of stock options, was $21.3 million, $37.1 million and $39.7 million in 2016, 2015 and 2014, respectively.

During 2014, the Corporation acquired the remaining interests in two joint ventures in separate transactions for $19.5 million.

Capital Structure and Resources

Long-term debt, including current maturities, was $1.686 billion at the end of 2016. The Corporation’s debt was principally in the form of publicly-issued long-term notes and debentures and $340 million of borrowings under variable-rate credit facilities at December 31, 2016.

On September 28, 2016, the Corporation, through a wholly-owned special-purpose subsidiary, amended its trade receivable securitization facility (the “Trade Receivable Facility”) to increase the borrowing capacity from $250 million to $300 million and extend the maturity to September 27, 2017.  The Trade Receivable Facility is backed by eligible trade receivables, as defined.  Borrowings are limited to the lesser of the facility limit or the borrowing base, as defined, of $333.3 million at December 31, 2016.  These receivables are originated by the Corporation and then sold or contributed to the wholly-owned special-purpose subsidiary by the Corporation.  The Corporation continues to be responsible for the servicing and administration of the receivables purchased by the wholly-owned special-purpose subsidiary.  The Trade Receivable Facility contains a cross-default provision to the Corporation’s other debt agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

The Revolving Facility requires the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined by the Credit Agreement, for the trailing-twelve month period (the “Ratio”) to not exceed 3.5x as of the end of any fiscal quarter, provided that the Corporation may exclude from the Ratio debt incurred in connection with certain acquisitions during the quarter or the three preceding quarters so long as the Ratio calculated without such exclusion does not exceed 3.75x.  Additionally, under the Credit Agreement, if there are no amounts outstanding under the Revolving Facility and Trade Receivable Facility, consolidated debt, including debt for which the Corporation is a co-borrower, will be reduced for purposes of the covenant calculation by the Corporation’s unrestricted cash and cash equivalents in excess of $50 million, such reduction not to exceed $200 million.

At December 31, 2016, the Corporation’s ratio of consolidated net debt-to-consolidated EBITDA, as defined by the Corporation’s Credit Agreement, for the trailing-twelve month EBITDA was 1.73 times and was calculated as follows (dollars in thousands):

Twelve-Month Period
January 1, 2016 to
December 31, 2016
Net earnings from continuing operations attributable to Martin Marietta Materials Inc.	$425,386
Add back:
Interest expense	81,677
Income tax expense	181,524
Depreciation, depletion and amortization expense	282,840
Stock-based compensation expense	20,481
Deduct:
Interest income	(451)
Nonrecurring gains, net	(5,099)
Consolidated EBITDA, as defined by the Corporation's Credit Agreement	$986,358
Consolidated net debt, as defined and including debt for which the Corporation is a co-borrower, at December 31, 2016	$1,708,777
Consolidated net debt-to-consolidated EBITDA, as defined by the Corporation's Credit Agreement, at December 31, 2016 for trailing-twelve month EBITDA	1.73x

Total equity was $4.14 billion at December 31, 2016.  At that date, the Corporation had an accumulated other comprehensive loss of $130.7 million, resulting from unrecognized actuarial losses and prior service costs related to pension and postretirement benefits, foreign currency translation loss and the unamortized loss on terminated forward starting interest rate swap agreements.

The Corporation may repurchase shares of its common stock through open-market purchases pursuant to authority granted by its Board of Directors or through private transactions at such prices and upon such terms as the Chief Executive Officer deems appropriate. During 2015, the Board of Directors granted authority for the Corporation to repurchase an additional 15.0 million shares of common stock for a total repurchase authorization of 20.0 million shares.  Under that authorization, the Corporation, in 2016, repurchased 1.6 million shares of its common stock for an aggregate purchase price of $259.2 million.  In the near term, the Corporation expects to allocate capital for additional share repurchases based on available excess free cash flow, defined as operating cash flow less capital expenditures and dividends, subject to a leverage target of 2.0 times net debt-to-consolidated EBITDA and consideration of other capital needs.  Future repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods.  The Corporation expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

business, the market price of its common stock and general market conditions.  Share repurchases will be executed based on then-current business and market factors so the actual return of capital in any single quarter may vary.  The repurchase program may be modified, suspended or discontinued by the Board of Directors at any time without prior notice.

At December 31, 2016, the Corporation had $50.0 million in cash and short-term investments that are considered cash equivalents. The Corporation manages its cash and cash equivalents to ensure short-term operating cash needs are met and excess funds are managed efficiently. The Corporation subsidizes shortages in operating cash through credit facilities. The Corporation utilizes excess cash to either pay-down credit facility borrowings or invest in money market funds, money market demand deposit accounts or Eurodollar time deposit accounts. Money market demand deposits and Eurodollar time deposit accounts are exposed to bank solvency risk. Money market demand deposit accounts are FDIC insured up to $250,000. The Corporation’s investments in bank funds generally exceed the $250,000 FDIC insurance limit. The Corporation’s cash management policy prohibits cash and cash equivalents over $100 million to be maintained at any one bank.

Cash on hand, along with the Corporation’s projected internal cash flows and availability of financing resources, including its access to debt and equity capital markets, is expected to continue to be sufficient to provide the capital resources necessary to support anticipated operating needs, cover debt service requirements including maturities in 2017 and 2018, meet capital expenditures and discretionary investment needs, fund certain acquisition opportunities that may arise and allow for payment of dividends for the foreseeable future. Borrowings under the Credit Agreement are unsecured and may be used for general corporate purposes. The Corporation’s ability to borrow or issue securities is dependent upon, among other things, prevailing economic, financial and market conditions (see section Current Market Environment and Related Risks). At December 31, 2016, the Corporation had $657.5 million of unused borrowing capacity under its Revolving Facility and Trade Receivable Facility. The Revolving Facility expires on December 5, 2021 and the Trade Receivable Facility matures on September 27, 2017.

The Corporation may be required to obtain financing in order to fund certain strategic acquisitions, if any such opportunities arise, or to refinance outstanding debt. Any strategic acquisition of size would likely require an appropriate balance of newly-issued equity with debt in order to maintain a composite investment-grade credit rating. Furthermore, the Corporation is exposed to credit markets through the interest cost related to its variable-rate debt, which includes $300 million of Notes due 2017 and borrowings under its Revolving Facility and Trade Receivable Facility. The Corporation is currently rated by three credit rating agencies; two of those agencies’ credit ratings are investment-grade level and the third agency’s credit rating is one level below investment-grade.

Contractual and Off Balance Sheet Obligations

Postretirement medical benefits will be paid from the Corporation’s assets. The obligation, if any, for retiree medical payments is subject to the terms of the plan. At December 31, 2016, the Corporation’s recorded benefit obligation related to these benefits totaled $20.6 million.

The Corporation has other retirement benefits related to pension plans. At December 31, 2016, the qualified pension plans were underfunded by $133.3 million. Inclusive of required amounts, the Corporation estimates that it will make contributions of $25.0 million to qualified pension plans in 2017. Any contributions beyond 2017 are currently undeterminable and will depend on the investment return on the related pension assets. However, management’s practice is to fund at least the normal service cost annually. At December 31, 2016, the Corporation had a total obligation of $102.3 million related to unfunded nonqualified pension plans and expects to make contributions of $7.5 million in 2017.

At December 31, 2016, the Corporation had $21.8 million accrued for uncertain tax positions, which was offset by a $14.4 million AMT credit. Such liabilities may become payable if the tax positions are not sustained upon examination by a taxing authority.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

In connection with normal, ongoing operations, the Corporation enters into market-rate leases for property, plant and equipment and royalty commitments principally associated with leased land. Additionally, the Corporation enters into equipment rentals to meet shorter-term, nonrecurring and intermittent needs. At December 31, 2016, the Corporation had $15.6 million in capital lease obligations. Amounts due for operating leases and royalty agreements are expensed in the period incurred. Management anticipates that, in the ordinary course of business, the Corporation will enter into additional royalty agreements for land and mineral reserves during 2017.

The Corporation has purchase commitments for property, plant and equipment of $94.1 million as of December 31, 2016. The Corporation also has other purchase obligations related to energy and service contracts which totaled $106.3 million as of December 31, 2016.

The Corporation’s contractual commitments as of December 31, 2016 are as follows:

(add 000)	Total	< 1 Year	1 to 3 Years	3 to 5 Years	> 5 Years
ON BALANCE SHEET:
Long-term debt	$1,686,190	$180,036	$299,589	$459,158	$747,407
Postretirement benefits	20,590	3,070	4,120	3,654	9,746
Qualified pension plan contributions[1]	25,026	25,026	—	—	—
Unfunded pension plan contributions	102,297	7,512	17,088	22,860	54,837
Uncertain tax positions	7,407	—	7,407	—	—
Capital leases - principal portion	15,605	2,683	5,745	3,770	3,407
Other commitments	499	64	128	128	179
OFF BALANCE SHEET:
Interest on publicly-traded long-term debt and capital lease obligations	546,440	63,806	91,206	80,806	310,622
Operating leases[2]	625,836	111,897	110,087	92,343	311,509
Royalty agreements[2]	90,069	13,420	18,127	14,113	44,409
Purchase commitments - capital	94,074	94,029	45	—	—
Other commitments - energy and services	106,307	60,775	40,963	3,433	1,136
Total	$3,320,340	$562,318	$594,505	$680,265	$1,483,252

1 Qualified pension plan contributions beyond 2017 are not determinable at this time

2 Represents future minimum payments

Notes A, G, I, J, L and N to the audited consolidated financial statements contain additional information regarding these commitments and should be read in conjunction with the above table.

Contingent Liabilities and Commitments

The Corporation has a $5 million short-term line of credit. No amounts were outstanding under this line of credit at December 31, 2016.

The Corporation has entered into standby letter of credit agreements relating to certain insurance claims, utilities and property improvements. At December 31, 2016, the Corporation had contingent liabilities guaranteeing its own performance under these outstanding letters of credit of $45.4 million, of which $2.5 million were issued under the Corporation’s Revolving Facility. Certain of these underlying obligations are accrued on the Corporation’s consolidated balance sheets.

In the normal course of business at December 31, 2016, the Corporation was contingently liable for $381.5 million in surety bonds underwritten by Liberty Mutual and W. R. Berkley, which guarantee its own performance and are required by certain states and municipalities and their related agencies. Certain of the bonds guaranteeing performance of obligations, including those for asset retirement requirements and insurance claims, are accrued on the Corporation’s

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

balance sheet. Five of these bonds are for certain construction contracts and reclamation obligations and total $85.1 million, or 22% of all outstanding surety bonds. The Corporation has indemnified the underwriting insurance companies against any exposure under the surety bonds. In the Corporation’s past experience, no material claims have been made against these financial instruments.

The Corporation is a co-borrower with an unconsolidated affiliate for a $25.0 million revolving line of credit agreement with Branch Banking & Trust. The line of credit expires in February 2018. The affiliate has agreed to reimburse and indemnify the Corporation for any payments and expenses the Corporation may incur from this agreement. The Corporation holds a lien on the affiliate’s membership interest in a joint venture as collateral for payment under the revolving line of credit.

Quantitative and Qualitative Disclosures about Market Risk

As discussed earlier, the Corporation’s operations are highly dependent upon the interest rate-sensitive construction and steelmaking industries. Consequently, these marketplaces could experience lower levels of economic activity in an environment of rising interest rates or escalating costs (see section Business Environment).

Management has considered the current economic environment and its potential impact to the Corporation’s business.  Demand for aggregates products, particularly in the infrastructure construction market, is affected by federal and state budget and deficit issues.  Further, delays or cancellations of capital projects in the nonresidential and residential construction markets could occur if companies and consumers are unable to obtain financing for construction projects or if consumer confidence is eroded by economic uncertainty.

Demand in the residential construction market is affected by interest rates.  The Federal Reserve increased the federal funds rate 25 basis points, but the rate remained at less than one percent for the year ended December 31, 2016.  The residential construction market accounted for 21% of the Corporation’s aggregates product line shipments in 2016.

Aside from these inherent risks from within its operations, the Corporation’s earnings are also affected by changes in short-term interest rates.  However, rising interest rates are not necessarily predictive of weaker operating results.  Historically, the Corporation’s profitability increased during periods of rising interest rates.  In essence, the Corporation’s underlying business generally serves as a natural hedge to rising interest rates.

Variable-Rate Borrowing Facilities

At December 31, 2016, the Corporation had a $700 million Credit Agreement and a $300 million Trade Receivable Facility.  The Corporation also has $300 million variable-rate senior notes. Borrowings under these facilities bear interest at a variable interest rate.  A hypothetical 100-basis-point increase in interest rates on borrowings of $640 million, which was the collective outstanding balance at December 31, 2016, would increase interest expense by $6.4 million on an annual basis.

Pension Expense

The Corporation’s results of operations are affected by its pension expense.  Assumptions that affect pension expense include the discount rate and, for the defined benefit pension plans only, the expected long-term rate of return on assets.  Therefore, the Corporation has interest rate risk associated with these factors.  The impact of hypothetical changes in these assumptions on the Corporation’s annual pension expense is discussed in the section Critical Accounting Policies and Estimates – Pension Expense – Selection of Assumptions.

Energy Costs

Energy costs, including diesel fuel, natural gas, coal and liquid asphalt, represent significant production costs of the Corporation. The Magnesia Specialties business and cement product line each have fixed price agreements covering

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

100% of their 2017 coal requirements. A hypothetical 10% change in the Corporation’s energy prices in 2017 as compared with 2016, assuming constant volumes, would change 2017 energy expense by $23.1 million.

Commodity Risk

Cement is a commodity and competition is based principally on price, which is highly sensitive to changes in supply and demand.  Prices are often subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond the Corporation’s control. Increases in the production capacity of industry participants or increases in cement imports tend to create an oversupply of such products leading to an imbalance between supply and demand, which can have a negative impact on product prices. There can be no assurance that prices for products sold will not decline in the future or that such declines will not have a material adverse effect on the Corporation’s business, financial condition and results of operations.  A hypothetical 10% change in sales price of the Texas cement product line would impact net sales by $35.9 million.  Cement is a key raw material in the production of ready mixed concrete.  A hypothetical 10% change in cement costs in 2017 as compared with 2016, assuming constant volumes, would change ready mixed concrete cost of sales by $22.6 million.

Forward-Looking Statements – Safe Harbor Provisions

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this Annual Report that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor the Corporation’s expectations or forecasts of future events.  These statements can be identified by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of the Corporation’s forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this Annual Report include the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related construction activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF ANALYSIS (continued)

environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Corporation’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation.  The Corporation assumes no obligation to update any such forward-looking statements.

For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s SEC filings including, but not limited to, the discussion of “Competition” in the Corporation’s Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the 2016 Annual Report and “Note A: Accounting Policies” and “Note N: Commitments and Contingencies” of the “Notes to Financial Statements” of the audited consolidated financial statements included in the 2016 Annual Report.